UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Clearwater Analytics Holdings, Inc.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders,

We are pleased to invite you to attend our second Annual Meeting of stockholders of Clearwater Analytics Holdings, Inc. (“Clearwater” or the “Company”) to be held on Wednesday, June 21, 2023, at 1:00 p.m. Eastern Time (the “Annual Meeting”). The Annual Meeting will be conducted virtually. In order to attend the Annual Meeting, you must register in advance by Monday, June 19 at 5:00 p.m., Eastern Time at www.proxydocs.com/CWAN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will also permit you to submit questions.

The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:

1.	to elect three nominees identified in the accompanying proxy statement to serve as Class II directors until the 2026 Annual Meeting and until their successors are duly elected and qualified;

2.	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and

3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors (the “Board”) has set the record date as April 24, 2023. Only stockholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.

Sincerely,

/s/ Sandeep Sahai

Sandeep Sahai

Chief Executive Officer

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

The 2023 annual meeting of stockholders of Clearwater Analytics Holdings, Inc. will be held live via the internet on Wednesday, June 21, 2023, at 1:00 p.m. Eastern Time for the following purposes:

1.	to elect three nominees identified in the accompanying proxy statement to serve as Class II directors until the 2026 Annual Meeting and until their successors are duly elected and qualified;

2.	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and

3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

In accordance with Securities and Exchange Commission rules that allow us to furnish our proxy materials over the Internet, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, instead of a paper copy of the proxy materials, on or about April 28, 2023. The notice contains instructions on how to access the proxy materials over the Internet and how to submit your proxy via the Internet. If you would like to receive a paper copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting a paper copy of such materials included in the notice, as well as in the accompanying proxy statement.

We have adopted a virtual format for our Annual Meeting. In order to attend the Annual Meeting, you must register in advance by Monday, June 19 at 5:00 p.m. Eastern Time at www.proxydocs.com/CWAN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. Please be sure to follow instructions found on your proxy card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email. You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number or by using the Internet.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, call the toll-free number or log on to the Internet. You may revoke your proxy at any time before it is exercised.

You will find instructions on how to vote on page 3.

By Order of the Board of Directors,

/s/ Alphonse Valbrune

Alphonse Valbrune

Chief Legal Officer & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 21, 2023.

This proxy statement and our annual report to stockholders are available on the Internet at www.proxydocs.com/CWAN. On this site, you will be able to access our 2023 proxy statement and our 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and all amendments or supplements to the foregoing material that are required to be furnished to stockholders.

GLOSSARY

As used in this Proxy Statement, the terms identified below have the meanings specified below unless otherwise noted or the context indicates otherwise:

•

“Company,” “we,” “us,” “our,” “Clearwater” and similar references refer, (1) following the consummation of the Transactions, to Clearwater Analytics Holdings, Inc., and, unless otherwise stated, all of its direct and indirect subsidiaries, including CWAN Holdings, LLC, and (2) prior to the completion of the Transactions, to CWAN Holdings, LLC and, unless otherwise stated, all of its direct and indirect subsidiaries.

•	“2022 Annual Report” refers to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 3, 2023.

•

“Continuing Equity Owners” refers collectively to direct or indirect holders of LLC Interests and/or our Class B common stock, Class C common stock and/or Class D common stock immediately following consummation of the Transactions, including the Principal Equity Owners and certain of our directors and officers and their respective Permitted Transferees who may exchange at each of their own options, in whole or in part from time to time, their LLC Interests (along with an equal number of shares of Class B common stock or Class C common stock, as the case may be (and such shares shall be immediately cancelled)) for newly issued shares of our Class A common stock or our Class D common stock, as the case may be, and additionally holders of shares of our Class D common stock may convert such shares at any time for newly issued shares of our Class A common stock, on a one-for-one basis (in which case their shares of our Class D common stock will be cancelled on a one-for-one basis upon any such issuance).

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“IPO” refers to our initial public offering which closed in September 2021.

•	“LLC Agreement” refers to CWAN Holdings, LLC’s Third Amended and Restated Limited Liability Company Agreement.

•	“LLC Interests” refers to the common units of CWAN Holdings, LLC.

•	“NYSE” refers to the New York Stock Exchange.

•	“Other Continuing Equity Owners” refers to Continuing Equity Owners who are not also Principal Equity Owners.

•	“Permira” refers to Permira Advisers LLC, one of our largest owners through holdings by its affiliates.

•

“Permitted Transferee” refers to, subject to the provisions of the LLC Agreement, (a) with respect to any Principal Equity Owner, any of such Principal Equity Owner’s affiliates and (b) with respect to any Other Continuing Equity Owner, any such Other Continuing Equity Owner’s affiliates or, in the case of individuals, members of their immediate family.

•	“Principal Equity Owners” refers to Welsh Carson, Warburg Pincus, Permira and their respective affiliates and Permitted Transferees.

•	“SEC” refers to the Securities and Exchange Commission.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•

“Transactions” refers to reorganization transactions undertaken in connection with our IPO and further described under “Transactions” in Note 1 to our audited consolidated financial statements included in Part II, Item 8 of our 2022 Annual Report.

•	“Warburg Pincus” refers to Warburg Pincus LLC, one of our largest owners through holdings by its affiliates.

•	“Welsh Carson” refers to Welsh, Carson, Anderson & Stowe, one of our largest owners through holdings by its affiliates.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: Why did I receive these materials?

The board of directors of the Company (the “Board” or “Board of Directors”) is soliciting your proxy to vote at our 2023 Annual Meeting of stockholders (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock as of the record date, April 24, 2023 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.

Q: Who will be entitled to vote?

Stockholders who own shares of our common stock as of the close of business on the Record Date (April 24, 2023) are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 77,418,664 shares of Class A common stock outstanding, 1,414,251 shares of Class B common stock outstanding, 42,553,686 shares of Class C common stock outstanding and 119,957,656 shares of Class D common stock outstanding. Holders of shares of Class A common stock and Class B common stock are entitled to one vote per share. Holders of shares of Class C common stock and Class D common stock are entitled to ten votes per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting:

1.	to elect three nominees identified in this Proxy Statement to serve as Class II directors until the 2026 Annual Meeting and until their successors are duly elected and qualified;

2.	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and

3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.	FOR the election of Christopher Hooper, D. Scott Mackesy and Sandeep Sahai as Class II directors; and

2.	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

Q: How do I access the proxy materials, including the 2022 Annual Report and this Proxy Statement?

We are pleased to take advantage of SEC rules that allow us to furnish our proxy materials, including our 2022 Annual Report and this Proxy Statement (the “Proxy Materials”), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the Proxy Materials. The Notice contains instructions on how to access those documents over the Internet and how to submit a proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who do not receive the Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. This Proxy Statement and our 2022 Annual Report are available at www.proxydocs.com/CWAN.

Q: How do I cast my vote?

Beneficial or “Street Name” Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder, otherwise referred to as a “street name” holder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote your shares as follows:

•	By Mail: Sign, date and return the enclosed proxy card in the postage paid envelope provided.

•

By Telephone or Internet: Call the toll-free number listed on your proxy card, log on to the website listed on your proxy card or scan the QR code on your proxy card and follow the simple instructions provided.

•	By Attending the Annual Meeting on the Internet: Vote at the Annual Meeting via the Internet.

The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions.

Q: How do I participate in the Annual Meeting?

The Annual Meeting will be accessible through the Internet. We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully and equally using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location, and enables us to protect the health and safety of all attendees. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the meeting. In order to attend the Annual Meeting, you must register in advance by Monday, June 19 at 5:00 p.m. Eastern Time at www.proxydocs.com/CWAN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and to vote and submit questions during the meeting. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email.

On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting.

The Annual Meeting will begin promptly at 1:00 p.m. Eastern Time.

Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

Q: How may I change or revoke my proxy?

Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Stockholders. Registered stockholders may change a proxy at any time before its exercise:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting on the Internet.

Q: Why is the Annual Meeting virtual only?

Hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world.

In addition, having a virtual meeting helps to protect the health and well-being of the attendees (employees, directors, stockholders and the general public). We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our stockholders and the Company.

Q: What is the required quorum to conduct business at the Annual Meeting?

As of the Record Date, the Company had 77,418,664 shares of Class A common stock outstanding, 1,414,251 shares of Class B common stock outstanding, 42,553,686 shares of Class C common stock outstanding and 119,957,656 shares of Class D common stock outstanding. The presence of the holders of record of a majority of the voting power of the issued and outstanding shares of common stock of the Company entitled to vote at the Annual Meeting, present in person or represented by a proxy, will constitute a quorum. A quorum is required in order to hold and conduct business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you:

•	Are present in person at the virtual Annual Meeting; or

•	Have properly submitted a proxy card by mail or submitted a proxy by telephone or over the Internet.

If you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If you are a beneficial stockholder, your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. Please see below under “— What is the voting requirement to approve each of the proposals, and how are the votes counted?”

Q: What is a “broker non-vote”?

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you are a beneficial holder and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. Brokers do not have discretionary authority, however, to vote on the election of directors to serve on our Board of Directors.

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1 — ELECTION OF DIRECTORS

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Withhold votes and broker non-votes will not impact the election of the nominees, although they will be considered present for purposes of determining the presence of a quorum.

ALL OTHER PROPOSALS

The affirmative vote of the holders of a majority of the voting power of the shares of common stock present in person or represented by proxy and entitled to vote on the subject matter is required to approve all other items. Abstentions and withhold votes will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. Brokers generally have discretionary authority to vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. Therefore, we do not expect that there will be broker non-votes with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023.

The following table summarizes the voting requirements and the effects of broker non-votes and “withhold” votes or abstentions on each of the proposals to be voted on at the Annual Meeting:

	Proposals	Required Vote	Effect of Broker Non-Votes	Effect of Withhold Votes or Abstentions
1)	Election of Directors	Plurality of votes cast for each nominee	None	None
2)	Ratification of Independent Registered Public Accounting Firm	Majority of the shares present and entitled to vote	Not applicable	Against

Q: How will my shares be voted if I sign and return my proxy card with no votes marked?

If you sign and return your proxy card with no votes marked, your shares will be voted as follows:

a)	FOR the election of all nominees for director identified in this Proxy Statement (Proposal 1); and

b)	FOR ratification of the Company’s independent registered public accounting firm (Proposal 2).

Q: How will the results of the vote be tabulated?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2024 Annual Meeting?

Stockholder proposals pursuant to SEC Rule 14a-8 for the Company’s annual meeting of stockholders to be held in 2024 (the “2024 Annual Meeting”) must be received by the Company at our principal executive offices at 777 W. Main St., Suite 900, Boise, ID 83702 no later than December 30, 2023.

In addition, our bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2024 Annual Meeting, you must submit a timely written notice in accordance with the procedures described in our bylaws. To be timely, a stockholders’ written notice must be delivered to the Secretary of the Company at the principal executive offices of the Company no later than 90 days nor earlier than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2024 Annual Meeting, such a proposal must be received on or after February 22, 2024, but not later than March 23, 2024. If the date of the 2024 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2023 Annual Meeting, to be timely, notice by the stockholder must be so delivered not earlier than the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2024 Annual Meeting is first made. If the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is not a public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the 2023 Annual Meeting, notice by a stockholder will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the tenth calendar day following the day on which such public announcement is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Since our bylaws impose an earlier deadline for such a notice than Rule 14a-19(b)(1), the noticing stockholder’s proposal must be received by the Company in compliance with our bylaws in order to be timely delivered.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors is composed of ten individuals, including our chair.

Our certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. The Board of Directors is divided among the three classes as illustrated in the table below:

Name	Class	Age	Position	Director Since Fiscal Year	Current Term Expires Fiscal Year	Expiration of Term for Which Nominated
Jacques Aigrain	I	68	Director	2021	2025
Kathleen A. Corbet	I	63	Director	2021	2025
Lisa Jones	I	61	Director	2022	2025
Jaswinder Pal Singh	I	58	Director	2022	2025
Christopher Hooper	II	42	Director	2021	2023	2026
D. Scott Mackesy	II	54	Director	2022	2023	2026
Sandeep Sahai	II	60	CEO & Director	2021	2023	2026
Eric Lee	III	51	Chair	2021	2024
Cary Davis	III	56	Director	2021	2024
Andrew Young	III	45	Director	2021	2024

As illustrated above, upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated Christopher Hooper, D. Scott Mackesy and Sandeep Sahai to serve as Class II Directors for a three-year term expiring in 2026. Action will be taken at the Annual Meeting for the election of these three Class II Director nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. All of the nominees have indicated that they will be willing and able to serve as directors. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2023

The following information describes the offices held, other business directorships and the term of service of each director nominee, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the director nominee should serve as a director. Beneficial ownership of equity securities for these director nominees is shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Class II Director Nominees to Serve for a Three-Year Term Expiring at the 2026 Annual Meeting.

Christopher Hooper has been a Director since July 2017 (including service as a director of CWAN Holdings, LLC prior to the IPO). Mr. Hooper has served since 2017 as a General Partner in the Technology Group at Welsh Carson and leads the firm’s San Francisco office, having originally joined Welsh Carson in 2005. He currently serves as a Director at Green Street, Avetta and LINQ. Earlier in his career, Mr. Hooper worked as a Principal at Golden Gate Capital in San Francisco and as an Analyst at Lazard in New York. Mr. Hooper holds a bachelor’s degree from Colgate University.

We believe Mr. Hooper’s expertise in technology investments, finance and mergers and acquisitions qualifies him to serve as a director of our Board.

D. Scott Mackesy has been a Director since December 2022. Mr. Mackesy is the managing partner of Welsh Carson and is a member of its management committee, having joined Welsh Carson in 1998. Mr. Mackesy focuses on overall firm strategy at Welsh Carson. Mr. Mackesy currently serves on the board of directors for several of Welsh Carson’s portfolio companies, including Avetta, CenterWell Primary Care, Emerus and Valtruis. Prior to joining Welsh Carson, Mr. Mackesy worked for six years at Morgan Stanley Dean Witter. Mr. Mackesy holds a Bachelor of Arts degree from the College of William & Mary.

We believe Mr. Mackesy’s expertise in technology investments, finance and mergers and acquisitions, as well as his leadership experience as the managing partner of Welsh Carson, qualifies him to serve as a director of our Board.

Sandeep Sahai has been our Chief Executive Officer since July 2018 and a Director since September 2016 (including service as the Chief Executive Officer and a director of CWAN Holdings, LLC prior to the IPO). During his tenure, the Company has grown across both its core markets and new regions. From a largely single office business, the Company now has offices and operating centers around the world and serves large and complex global customers. Before Clearwater, he held the title of CEO of Solmark from 2014 to June 2018, an investment partnership where he was the lead partner. Previously, Mr. Sahai worked for Headstrong from 2004 to 2011, including as President and Chief Operating Officer from 2007 to 2009, and President and Chief Executive Officer from 2009 to 2011. After Headstrong’s acquisition by Genpact in 2011, Mr. Sahai served as Senior Vice President of IT Solutions and Capital Markets at Genpact from 2011 to 2014. Mr. Sahai also held directorships at AIM Software (Austria) from 2015 to 2019, Simeio Solutions from 2015 to 2020 and Magic Software from 2014 to 2018. In addition, he served as an Operating Partner at Welsh Carson beginning in 2014. Mr. Sahai holds an engineering degree from the Indian Institute of Technology, Varanasi and an MBA from the Indian Institute of Management, Kolkata.

We believe Mr. Sahai’s successful leadership of Clearwater into a period of strong and consistent growth, his deep understanding of the Company, technology operations and the investment accounting industry, and his experience as an entrepreneur and business leader, qualifies him to serve as a director of our Board.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships, the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Class III Directors (terms expiring in fiscal year 2024)

Eric Lee has been the Chair of our Board of Directors since September 2016 (including service as the chair of CWAN Holdings, LLC prior to the IPO). Mr. Lee is a General Partner at Welsh Carson, serves as its Head of Diversity and Inclusion, and is a member of the Management and Investment Committees. Mr. Lee joined Welsh Carson in 1999 and helps to lead the firm’s Technology investment practice. He currently serves on the board of directors for several of Welsh Carson’s portfolio companies, including Revel Systems and Owl Practice Suite. Before joining Welsh Carson, he worked at Goldman Sachs & Co. in the Mergers & Acquisitions and High Technology investment banking groups from 1995 to 1999. Mr. Lee holds a bachelor’s degree from Harvard College.

We believe Mr. Lee’s experience in technology investments, finance and mergers and acquisitions qualifies him to serve as a director of our Board.

Cary Davis has been a Director since November 2020 (including service as a director of CWAN Holdings, LLC prior to the IPO). Mr. Davis joined Warburg Pincus in 1994 and is responsible for Technology investments in the Software and Financial Technology sectors. He currently serves as a Director of Crowdstrike and several private companies. Mr. Davis is Chairman Emeritus of the American Academy in Rome and a Trustee of the Andy Warhol Foundation. Prior to joining Warburg Pincus, Mr. Davis was an Executive Assistant to Michael Dell at Dell Computer and a consultant at McKinsey & Company. He has also been an adjunct professor at the Columbia University Graduate School of Business, Chairman of the Jewish Community House of Bensonhurst and Chairman of the Boys Prep Charter School. Mr. Davis holds a bachelor’s degree in Economics from Yale University and an MBA from Harvard Business School.

We believe Mr. Davis’ experience in technology investments, finance and mergers and acquisitions qualifies him to serve as a director of our Board.

Andrew Young has been a Director since November 2020 (including service as a director of CWAN Holdings, LLC prior to the IPO). Mr. Young joined the London office of Permira Advisers in 2011 and relocated to Menlo Park in 2018, where he currently works as a Partner. He also serves on the board of Zwift, Seismic, Carta and Reorg Research. Prior to joining Permira, Mr. Young worked for Pacific Equity Partners as an investment executive in their Sydney and New York offices. Before that, he worked as an associate at Citi. Mr. Young holds a bachelor’s degree in Finance from University of Technology, Sydney and an MBA from London Business School.

We believe Mr. Young’s experience in technology investments, finance and mergers and acquisitions qualifies him to serve as a director of our Board.

Class I Directors (terms expiring in fiscal year 2025)

Jacques Aigrain has been a Director since February 2021 (including service as a director of CWAN Holdings, LLC prior to the IPO). Mr. Aigrain currently serves as Chairman of the board of directors at LyondellBasell NV (since 2011) and Singular Bank SAU (since 2019) and as a director at TradeWeb Markets Inc. (since August 2022). Mr. Aigrain was a director of the London Stock Exchange Group (LSEG Ltd) until April 2022 and WPP Plc until May 2022, both since 2013. Mr. Aigrain worked for nine years at SwissRe AG, including as Chief Executive Officer, and spent 20 years in global leadership roles at JP Morgan Chase & Co. in New York, London and Paris. Mr. Aigrain holds a master’s degree in economics from Paris Dauphine University and a PhD in economics from Sorbonne University.

We believe Mr. Aigrain’s extensive experience in finance and as a chief executive officer, and his experience on the audit committees of public companies, including as chair, qualifies him to serve as a director of our Board.

Kathleen A. Corbet has been a Director since March 2021 (including service as a director of CWAN Holdings, LLC prior to the IPO). She also serves as principal at Cross Ridge Capital, LLC, a venture capital and management consulting firm she founded in 2008 for early-stage venture firms, government agencies, municipalities and non-profit enterprises. Ms. Corbet currently serves on the boards of Massachusetts Mutual Life Insurance Company (since 2008) and Waveny LifeCare Network (since 2017). In addition, she served as President of Standard & Poor’s from 2004 to 2007. Ms. Corbet held several executive positions with AllianceBernstein from 1993 to 2004, including Chief Executive Officer of the Alliance Fixed Income division from 2000 to 2004. She also held directorships at BlackRock TCP Capital Corp., CEB Inc. and AxiomSL. Ms. Corbet holds a bachelor’s degree in computer science and marketing from Boston College and an MBA from New York University Stern School of Business.

We believe Ms. Corbet’s extensive experience in finance and as a chief executive officer, and her service on the audit committees of public companies, including as chair, qualifies her to serve as a director of our Board.

Lisa Jones has been a Director since September 2022. Ms. Jones has been the Head of the Americas, President and Chief Executive Officer of Amundi US, Inc. since August 2014. She is also President of Amundi Distributor, Inc., head of the US Executive Committee and US Management Committee, and member of the Global Executive Committee at Amundi US, Inc. Ms. Jones’ past roles include President and CEO at Pioneer Investments, Managing Director and Global Head of Distribution at Morgan Stanley Investment Management, Head of Institutional Business at Eaton Vance Corporation, and President of the Institutional Division at MFS Investment Management. Ms. Jones holds a degree in economics from Trinity College.

We believe Ms. Jones’ deep expertise in the financial services and asset management sector serving markets all over the world, and her experience as a chief executive officer, qualifies her to serve as a director of our Board.

Jaswinder Pal Singh has been a Director since July 2022. Dr. Singh is a tenured full professor of Computer Science at Princeton University, holding an endowed University chaired professorship. He currently serves as Chairman at 8x8, Inc. and as a director at Hiro Systems, PBC. Dr. Singh is the co-founder of CaaStle and Trust Machines. He has also served as a consultant to Intel, Microsoft and the US Government. Dr. Singh graduated from Princeton University with degrees in electrical engineering and computer science and obtained his master’s and PhD degrees from Stanford University.

We believe Dr. Singh’s expertise in technology, computer science and cybersecurity, coupled with his experience as a company founder and board chair of a public corporation qualifies him to serve as a director of our Board.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of ten individuals, including our chair.

Our certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms.

Our Board of Directors’ policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals. The Board is composed of individuals that have experience in a number of areas deemed important to the Company’s success, including technology investments and operations, leadership, strategy and strategic planning, finance, risk management, cybersecurity, corporate governance, mergers and acquisitions, diversity and inclusion and entrepreneurship. The Company’s Nominating and Corporate Governance Committee believes that all directors must, at a minimum, meet the Company’s Code of Ethics and Corporate Governance Guidelines, which include the following criteria:

•

directors should be persons of good reputation and character who conduct themselves in accordance with high personal and professional ethical standards, including the policies set forth in the Company’s Code of Ethics;

•

directors should have the educational background, experience, qualifications and skills relevant for effective management and oversight of the Company’s management, which may include experience at senior executive levels in comparable companies, public service, professional service firms or educational institutions;

•	directors must have the time and willingness to effectively carry out their duties and responsibilities; and

•	the Board as a whole should consider its diversity, including gender, race and ethnicity.

Although the Board does not have a specific diversity target or policy, we value diversity and six of our ten Board members identify as female, a racial or ethnic minority or a member of the LGBTQ+ community. The director demographic matrix below provides certain highlights of the composition of our Board members and Board nominees.

Board Diversity Matrix

(As of April 24, 2023)

Total Number of Directors	10

Gender:	Female	Male	Non-Binary	Gender Undisclosed
Number of Directors Based on Gender Identity	2	8	N/A	N/A
Demographic Background Number of Directors Who Identify in Any of the Categories Below:
African American or Black	0	0	N/A	N/A
Alaskan Native or Native American	0	0	N/A	N/A
Asian	0	3	N/A	N/A
Hispanic or Latinx	0	0	N/A	N/A
Native Hawaiian or Pacific Islander	0	0	N/A	N/A
White	2	5	N/A	N/A
Two or More Races or Ethnicities	0	0	N/A	N/A
LGBTQ+	0	1	N/A	N/A
Did Not Disclose Demographic Background	0	0	N/A	N/A

The Nominating and Corporate Governance Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria summarized above for director nominees.

Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation, our bylaws and the Stockholders’ Agreement, our Class I directors will serve until the annual meeting of stockholders to be held in fiscal year 2025, our Class II directors will serve until this Annual Meeting, and our Class III directors will serve until the annual meeting of stockholders to be held in fiscal year 2024. In addition, our certificate of incorporation provides that as long as our Principal Equity Owners beneficially own (directly or indirectly) 50% or more of the voting power of the Company entitled to vote, directors may be removed with or without cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon. However, once our Principal Equity Owners cease to beneficially own in the aggregate (directly or indirectly) 50% or more of the voting power of the Company, our directors may be removed only for cause upon the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of stock entitled to vote thereon.

Stockholders’ Agreement

The Stockholders’ Agreement described under “Certain Relationships and Related Party Transactions—Stockholders’ Agreement” provides that, while we are a controlled company, our Principal Equity Owners have the right to designate all of the nominees to our Board of Directors subject to the maintenance of certain ownership requirements. When we are no longer a controlled company, the Principal Equity Owners will have the right to designate six members of our Board of Directors subject to the maintenance of certain ownership requirements in us. The Stockholders’ Agreement provides that the authorized number of directors will not increase above ten for so long as the Company is a controlled Company (or eleven for so long as the Company is not a controlled company).

Stockholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee will consider stockholder nominations for membership on the Board. For the 2024 Annual Meeting, nominations may be submitted to 777 W. Main St., Suite 900, Boise, ID. 83702, Attn: Chief Legal Officer and Corporate Secretary, and such nominations will then be forwarded to the Chair of the Nominating and Corporate Governance Committee.

Subject to the terms of our certificate of incorporation and bylaws, as well as the Stockholders’ Agreement, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates will then be evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, and the same process will be used for all candidates, including candidates recommended by stockholders. In 2023, the Company hired a third-party firm which was paid a fee to assist in identifying and evaluating candidates with appropriate qualifications and strategic alignment to serve on the Company’s Audit Committee.

Controlled Company Exemption

The Principal Equity Owners control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under NYSE corporate governance standards. As a controlled company, exemptions under the NYSE standards free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our Board of Directors consist of independent directors;

•	that nominating and corporate governance matters be decided solely by independent directors; and

•	that employee and officer compensation matters be decided solely by independent directors.

We intend to continue to utilize these exemptions. These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the requirements of Rule 10A-3 under the Exchange Act, and the rules of NYSE within the applicable time frame.

Board Meetings and Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

In 2022, our Board held 6 meetings, the Audit Committee held 8 meetings, the Compensation Committee held 4 meetings and the Nominating and Corporate Governance Committee held 4 meetings. Directors are expected to attend the annual meeting of stockholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2022, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.

Each of our standing committees has a written charter, which, together with our Corporate Governance Guidelines and Code of Ethics, are available on the Investor Relations page of our website at https://investors.clearwateranalytics.com. Our website is not part of this Notice and Proxy Statement.

Our Human Capital Management and Culture

We have a team-oriented culture and encourage candor from our employees, which we believe helps us to succeed and drive operational excellence. We also seek to, and have a history of, promoting from within our organization as well as hiring top talent from outside of our company to expand our capabilities. We continually monitor and evaluate employee engagement.

We aim to hire individuals who share our passion, commitment and entrepreneurial spirit. We are also committed to diversity and inclusion because we believe that diversity leads to better outcomes for our business and enables us to better meet the needs of our clients. We recognize the importance of diversity in leadership roles within our company.

We encourage our employees to operate by a common set of values, which includes being:

•	Infectiously passionate about Clearwater;

•	Intensely committed to our clients;

•	Devoted to building an outstanding, engaged team;

•	Focused on execution and dedicated to getting things done;

•	Continuously innovative and improving;

•	Dedicated to building truly differentiated offerings; and

•	Committed to having values beyond reproach.

We believe that operating with purpose, passion and creativity benefits our clients, stockholders, employees and suppliers, as well as the communities where we operate, and the environment.

Environmental, Social and Governance (“ESG”)

Clearwater is focused on ESG objectives to create long-term value and manage risks, as well as to positively impact our community through both company and employee efforts. Clearwater has recently, with the aid of a well-known consulting firm, completed an ESG materiality assessment and identified the following ESG priorities:

•	Environmental: renewable energy, greenhouse gas emissions, climate risk and action, responsible sourcing and procurement;

•	Social: diversity, equity and inclusion, community engagement and responsible products and offerings; and

•	Governance: data privacy, corporate governance, ethics and anti-corruption and risk management

Clearwater has a number of on-going initiatives and has demonstrated progress in several of these areas, including offering employee benefits that promote responsible transportation, volunteerism and charitable contributions, transitioning to a cloud-based server provider, prioritizing board diversity with a Board of Directors that is 60% comprised of women, racial and ethnic minority and LGBTQ+ directors. Clearwater has also instituted leading information security practices and routinely meets the high security expectations of its client base.

Clearwater is particularly proud of Clearwater Cares, our corporate social responsibility program, through which we have worked with our employees to identify three company-wide priorities: science, technology, engineering and mathematics (or STEM) education, human services and sustainability. For example, in Boise, Idaho, employees volunteered at an Hour of Code event and Clearwater donated funds for classroom tools for robotics and game design. Clearwater has also donated to food drives in Boise, Edinburgh, Scotland and Noida, India. We have aligned with the Salma Public School in Uttar Pradesh, India, where employees have participated in interactive learning sessions, sports day and other activities. Employees there also worked with a local non-governmental agency to donate winter essentials to the needy. We offer our employees 16 hours of paid time off to perform volunteer services and have matched employee donations to company identified charities.

The table below sets forth the composition of our Board committees as of April 24, 2023:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Eric Lee, Chair		X(Chair)	X(Chair)
Jacques Aigrain	X
Kathleen A. Corbet	X(Chair)
Cary Davis		X	X
Christopher Hooper			X
Lisa Jones	X
D. Scott Mackesy		X
Sandeep Sahai
Jaswinder Pal Singh
Andrew Young		X	X

Audit Committee

Our Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence from us; (3) reviewing with our independent registered public accounting firm the matters required to be reviewed by applicable auditing requirements; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our internal controls, disclosure controls and procedures and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters; (8) reviewing and approving related person transactions and (9) providing risk oversight, including with respect to cybersecurity risk. The foregoing is a summary of the responsibilities of the Audit Committee. For a full list of responsibilities, please refer to our Audit Committee charter, which can be found on the Company’s website, https://clearwateranalytics.com/, by clicking on “Investors” and then clicking on “Governance Documents.” Information contained on this website is not a part of this Proxy Statement, and the inclusion of this website address in this Proxy Statement is an inactive textual reference only.

Our Audit Committee consists of Ms. Corbet, Mr. Aigrain and Ms. Jones, with Ms. Corbet serving as chair. Our Board of Directors has determined that each member of our Audit Committee meets the definition of “independent director” under Rule 10A-3 under the Exchange Act and NYSE rules. Additionally, our Board of Directors has determined that each of Ms. Corbet, Mr. Aigrain and Ms. Jones is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NYSE rules and regulations.

Compensation Committee

Our Compensation Committee is responsible for, among other matters: (1) reviewing officer and executive compensation goals, policies, plans and programs; (2) reviewing and approving or recommending to our Board of Directors or the independent directors, as applicable, the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our officers and other key executives; and (4) appointing and overseeing any compensation consultants.

Our Compensation Committee consists of Mr. Lee, Mr. Davis, Mr. Mackesy and Mr. Young, with Mr. Lee serving as chair. As a controlled company, we are not required to ensure that the composition of our Compensation Committee meets the requirements for independence under current rules and regulations of the SEC and NYSE. Each member of the Compensation Committee is a nonemployee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) overseeing the organization of our Board of Directors to discharge the board’s duties and responsibilities properly and efficiently; and (3) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles.

Our Nominating and Corporate Governance Committee consists of Mr. Lee, Mr. Davis, Mr. Hooper and Mr. Young, with Mr. Lee serving as chair. As a controlled company, we are not required to ensure that the composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current rules and regulations of the SEC and NYSE.

Board Leadership Structure

The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the mix of experienced independent directors and directors affiliated with our Principal

Equity Owners that currently make up our Board, the composition of our Board committees and the separation of the roles of Chair and Chief Executive Officer benefit the Company and its stockholders and are appropriate based on the size and nature of our business.

Independence

Our Board has an effective mix of independent directors and non-independent directors. Our Board has affirmatively declared that the following six directors are independent under the current rules and regulations of the NYSE: Mr. Aigrain, Ms. Corbet, Mr. Davis, Ms. Jones, Dr. Singh and Mr. Young. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, which requires that the Audit Committee consist exclusively of independent directors for purposes of Rule 10A-3. Our Board has determined that each of Mr. Aigrain, Ms. Corbet and Ms. Jones, each of whom currently serves on the Audit Committee, is an independent director for purposes of Rule 10A-3.

Chair and Chief Executive Officer

With respect to the roles of Chair and Chief Executive Officer, our Corporate Governance Guidelines provide for the separation of the roles. The Board believes that separating the roles of Chair and Chief Executive Officer is the most effective leadership structure because it allows for Mr. Sahai to focus on, among other things, executing our strategic plans and overseeing day-to-day operations. Meanwhile, in his capacity as chair, Mr. Lee can focus on leading the Board of Directors, ensuring that it provides strong oversight of management and that all directors have access to the resources required to discharge their duties appropriately.

Self-Evaluation

Using survey materials and Board and committee discussions, in February 2023 our Nominating and Corporate Governance Committee coordinated performance evaluations of our Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to determine whether the Board, these committees and management are functioning together effectively.

Code of Ethics

We maintain a Code of Ethics that is applicable to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers. The Code of Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. The Code of Ethics may be found on our website at https://investors.clearwateranalytics.com under Governance: Governance Documents: Code of Ethics.

If we make any substantive amendments to, or grant any waivers from, the Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, or any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Hedging Policy

The Company’s Insider Trading Policy requires executive officers and directors to consult the Company’s Chief Legal Officer, Chief Financial Officer or Chief Executive Officer prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s Insider Trading Policy prohibits directors and employees (including officers) from trading in publicly-traded options, puts and calls or similar instruments on the Company’s securities or selling such securities short. In addition, directors and employees (including officers) are prohibited from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

Anti-Corruption Policy

The Company’s Anti-Corruption Policy requires compliance with all laws, domestic and foreign, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act, prohibiting improper payments or inducements to any person, including government officials. The Anti-Corruption Policy provides guidance on the types of improper payments that the Company prohibits and how to recognize and deal with corruption, bribery, and other unethical conduct.

Board’s Role in Risk Oversight

Our management is responsible for identifying and managing risks facing our Company. Our Board is responsible to understand the principal risks associated with our business on an ongoing basis and to oversee the key risk decisions of management. The Board accomplishes this oversight both directly through its interactions with management, including through periodic detailed operating performance reviews, and through its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board of Directors considers this information and provides feedback, makes recommendations, and, as appropriate, authorizes or directs management to address particular exposures to risk.

The Audit Committee reviews and discusses with management and the Company’s auditors, as appropriate, the Company’s major risk exposures and the steps taken by management to monitor and control these exposures, including the Company’s procedures and related policies with respect to risk assessment and risk management, including by periodically inquiring of management with respect to information security and cybersecurity matters and meeting with our Global Director, Information Security to assess information security and cybersecurity risks.

The Compensation Committee reviews the compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking.

The Nominating and Corporate Governance Committee oversees and reviews the Company’s major corporate governance risks.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Nominating and Corporate Governance Committee.

Communications by Stockholders and Other Interested Parties with the Board

Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:

Clearwater Analytics Holdings, Inc.

777 W. Main St, Suite 900

Boise, ID 83702

Telephone: (208) 433-1200 Attention: Board of Directors

c/o Chief Legal Officer and Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

Executive Officers

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of April 24, 2023:

Name	Age	Position(s) Held
Sandeep Sahai	60	Chief Executive Officer and Director
Jim Cox	51	Chief Financial Officer
Scott Erickson	42	Chief Revenue Officer
Souvik Das	51	Chief Technology Officer
Subi Sethi	47	Chief Client Officer

Sandeep Sahai has been our Chief Executive Officer since July 2018 and a Director since September 2016 (including service as the Chief Executive Officer and a director of CWAN Holdings, LLC prior to the IPO). During his tenure, the Company has grown across both its core markets and new regions. From a largely single office business, the Company now has offices and operating centers around the world and serves large and complex global customers. Before Clearwater, he held the title of CEO of Solmark from 2014 to June 2018, an investment partnership where he was the lead partner. Previously, Mr. Sahai worked at Headstrong from 2004 to 2011, including as President and Chief Operating Officer from 2007 to 2009, and President and Chief Executive Officer from 2009 to 2011. After Headstrong’s acquisition by Genpact in 2011, Mr. Sahai served as Senior Vice President of IT Solutions and Capital Markets at Genpact from 2011 to 2014. Mr. Sahai also held directorships at AIM Software (Austria) from 2015 to 2019, Simeio Solutions from 2015 to 2020 and Magic Software from 2014 to 2018. In addition, he served as an Operating Partner at Welsh Carson beginning in 2014. Mr. Sahai holds an engineering degree from the Indian Institute of Technology, Varanasi and an MBA from the Indian Institute of Management, Kolkata.

Jim Cox has been our Chief Financial Officer since April 2019. Prior to Clearwater, Mr. Cox served as a Chief Financial Officer at Advent Software from 2009 until Advent’s sale to SSNC in 2015 and remained with the company until 2016. He also previously served as Chief Financial Officer at Lithium Technologies from August 2016 to February 2018, Glassdoor from February 2018 to October 2018 and Doximity from December 2018 to March 2019. Mr. Cox began his career in public accounting at Price Waterhouse. Mr. Cox holds a bachelor’s degree in Economics from Ohio University.

Scott Erickson has been our Chief Revenue Officer since April 2023. Prior to that, Mr. Erickson was our President, Americas and Asia since December 2022, and our President, Americas and New Markets from June 2021 to December 2022. Before that, he served as our Chief Operating Officer from June 2017 to June 2021. Mr. Erickson joined Clearwater in 2005 and has served in a number of roles leading multiple Clearwater departments, such as Director of Operations and Client Services, Director of Product Management, Director of both Client Services and Product Management, and Director of Sales. Mr. Erickson holds a bachelor’s degree from Whitman College and an MBA from Northwest Nazarene University.

Souvik Das has been our Chief Technology Officer since August 2021. Mr. Das served as Chief Technology Officer at Zenefits from October 2017 to July 2021, where he was responsible for leading engineering, information security, IT and business technology teams. Prior to Zenefits, he served as SVP Engineering at Grand Rounds from May 2016 to September 2017. Mr. Das holds a bachelor’s degree in

Computer Science and Engineering from the Indian Institute of Technology, Kharagpur, and a master’s degree in Computer Science from the University of Georgia, Athens.

Subi Sethi has been our Chief Client Officer since January 2020. Before joining Clearwater, Ms. Sethi led the end-to-end operations at UnitedHealth Group’s Optum Global Solutions from March 2014 to January 2020. Prior to joining Optum Global Solutions, she worked with Genpact from 2005 to 2014 across varied leadership positions in functions like Operations, Quality, Transitions and Technology. Ms. Sethi holds a degree in mathematics from Delhi University and a degree in Advanced Management from the Institute of Management Technology, Ghaziabad.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for 2023.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as notice to the Board and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of KPMG LLP is expected to attend the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the appointment of KPMG LLP unless you specify otherwise.

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by KPMG LLP for the years ended December 31, 2022 and 2021:

	2022	2021
Audit fees(1)	$1,150,000	$2,341,000
Audit-related fees(2)	$422,500	—
Tax fees(3)	$815,273	$530,979
All other fees	—	—

Total	$2,387,773	$2,871,979

(1)	Audit fees include fees for our annual audit and quarterly review procedures.
(2)	Audit-related fees include fees for financial statement and tax due diligence in connection with the acquisition of JUMP.
(3)	Tax fees include fees primarily for tax compliance services.

All of the services shown in the table above were pre-approved by the Audit Committee. In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC requirements regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of KPMG LLP. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by KPMG LLP and, since our IPO, pre-approves all audit and permitted non-audit services provided by KPMG LLP prior to each engagement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee and Board of Directors. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “Board of Directors and Corporate Governance—Board Meetings and Committees—Audit Committee.” Under the Audit Committee charter, our management is responsible for preparing the Company’s financial statements, determining that they are complete, accurate, and in accordance with generally accepted accounting principles and establishing satisfactory disclosure controls and internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements. The Company’s internal and outside counsel are responsible for compliance with laws and regulations and the Company’s corporate governance policies.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Kathleen A. Corbet, Chair

Jacques Aigrain

Lisa Jones

EXECUTIVE AND DIRECTOR COMPENSATION

The following section may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

We are currently considered an “emerging growth company” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures regarding executive compensation.

As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) December 31, 2026; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “ large accelerated filer” under the rules of the SEC.

This section discusses the material components of the executive compensation program for our Chief Executive Officer and our three other most highly compensated officers, whom we refer to as our “named executive officers.” Although the SEC reporting rules only require us to include our Chief Executive Officer and our two other most highly compensated officers as “named executive officers” in this Proxy Statement, we have also included information regarding Mr. Erickson, our Chief Revenue Officer, in order to present a more comprehensive view of our executive compensation programs.

For the fiscal year ended December 31, 2022 (“Fiscal 2022”), our named executive officers and their positions were as follows:

•	Sandeep Sahai, Chief Executive Officer;

•	Jim Cox, Chief Financial Officer;

•	Scott Erickson, President Americas and Asia (Chief Revenue Officer as of April 2023); and

•	Souvik Das, Chief Technology Officer.

2022 Summary Compensation Table

The following table summarizes the compensation paid to, awarded to, or earned by the named executive officers for our last two most recently completed fiscal years.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Sandeep Sahai
Chief Executive Officer	2022	653,400	—	—	787,420	277,802	1,718,622
	2021	653,400	13,516,020	6,607,953	834,183	25,447	21,637,003
Jim Cox
Chief Financial Officer	2022	425,000	—	—	384,852	115,391	925,243
	2021	425,000	7,656,534	2,147,584	344,529	25,147	10,598,794
Scott Erickson
President, Americas and Asia	2022	362,500	—	—	309,074	134,349	805,923
	2021	300,000	4,525,002	2,147,584	318,362	24,966	7,315,914
Souvik Das (*)
Chief Technology Officer	2022	375,000	1,612,500	—	148,501	25,845	2,161,846

(*)	Mr. Das was not a named executive officer for fiscal year 2021.
(1)	Amounts reported in this column reflect the actual base salaries paid to our named executive officers for Fiscal 2022 and our fiscal year ended December 31, 2021 (“Fiscal 2021”).
(2)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock units, computed in accordance with FASB ASC Topic 718, made to our named executive officers in Fiscal 2022 and Fiscal 2021. The restricted stock units subject to performance-based vesting conditions are valued based on the probable outcome of the performance-based vesting conditions. The grant fair date value of the 2021 restricted stock units subject to performance-based vesting conditions assuming maximum performance is achieved would be $7,433,811, $4,211,084 and $2,488,741 for Messrs. Sahai, Cox, and Erickson, respectively. The grant date fair value of the 2022 restricted stock units subject to performance-based vesting conditions assuming maximum performance is achieved would be $886,875 for Mr. Das. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our 2022 Annual Report.

(3)

Amounts reported in this column reflect the aggregate grant date fair value of option grants, computed in accordance with FASB ASC Topic 718, made to our named executive officers in Fiscal 2021. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our 2022 Annual Report.

(4)

Amounts reported in this column reflect (i) with respect to Fiscal 2022, annual bonuses paid in February 2023 in respect of Fiscal 2022 performance, and (ii) with respect to Fiscal 2021, annual bonuses paid in February 2022 in respect of Fiscal 2021 performance.

(5)	All Other Compensation paid in Fiscal 2022 is comprised of the following:

Name	Year	401(k) Contribution ($)(a)	Other Personal Benefits ($)(b)	TRA Bonus ($)(c)
Sandeep Sahai	2022	12,200	12,445	253,157
Jim Cox	2022	12,200	13,736	89,455
Scott Erickson	2022	12,200	63,616	58,533
Souvik Das (*)	2022	12,200	13,645	—

(a)	Amounts reported in this column represent the amount of Company matching contributions made to each named executive officer’s account under our 401(k) plan.
(b)

Amounts reported in this column represent health insurance premiums paid by the Company on behalf of each of our named executive officers. In the case of Mr. Erickson, a pro-rata amount in relation to an annual $100,000 temporary cost of living adjustment subsidy is included, which Mr. Erickson is eligible to receive so long as Mr. Erickson remains in New York.
(c)	Amounts reported in this column represent amounts earned in relation to the TRA Bonus.

Narrative Disclosure to Summary Compensation Table

Elements of Compensation

The compensation of our named executive officers generally consists of base salary, non-equity incentive plan compensation, long-term incentive compensation in the form of equity awards and other benefits, as described below.

(a) Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting his skill set, experience, role, responsibilities and contributions. Mr. Sahai’s, Mr. Cox’s and Mr Das’s base salary did not change in Fiscal 2022. Effective July 2022, we increased Mr. Erickson’s base salary by $125,000. As of the end of Fiscal 2022, our named executive officers were entitled to the following base salaries.

Named Executive Officer	Base Salary
Sandeep Sahai	$653,400
Jim Cox	$425,000
Souvik Das	$375,000
Scott Erickson	$425,000

(b) Non-equity Incentive Plan Compensation

Each of our named executive officers was eligible to receive an annual cash incentive award for Fiscal 2022, based on achievement of both individual and company-wide performance measures. The performance objectives include measurable objectives that will contribute to the Company’s strategic goals. The Fiscal 2022 target bonus amounts for Messrs. Sahai, Cox, Das and Erickson were $784,080, $400,000, $150,000 and $290,000, respectively. Messrs. Sahai, Cox, Das and Erickson each earned 100.4%, 96.2%, 99.0% and 106.6% of their respective target bonus for Fiscal 2022, due to the Company’s achievement of its company-wide performance measures and each named executive officer’s achievement of his individual objectives.

(c) Equity Compensation

Options

As of the end of Fiscal 2022, each of our named executive officers held options to purchase Class A Common Stock of the Company under our 2021 Omnibus Incentive Plan (the “2021 Plan”). These options were originally awarded as options to purchase Class B Common Units of CWAN Holdings, LLC (“Class B Common Units”) under the Carbon Analytics Holdings LLC 2017 Equity Incentive Plan, as amended from time to time (the “2017 Equity Incentive Plan”). In connection with the IPO, the options in the 2017 Equity Incentive Plan (the “Pre-Conversion Options”) were converted into options to purchase shares of our Class A common stock, the 2017 Equity Incentive Plan was canceled and terminated, and the converted options are now governed under the terms of our 2021 Plan.

In March 2021, we granted Messrs. Sahai, Cox and Erickson 1,350,000 Pre-Conversion Options, 437,500 Pre-Conversion Options and 437,500 Pre-Conversion Options, respectively, under the 2017 Equity Incentive Plan. These options have an exercise price of $12.40 and generally vest 25% on January 1, 2022 and 1/48th monthly thereafter, in each case, subject to the executive’s continued employment through the applicable vesting date.

In August 2021, we granted Mr. Das 500,000 Pre-Conversion Options. These options have an exercise price of $17.84 and generally vest 25% on the first anniversary date of issuance and 1/48th monthly thereafter, in each case, subject to Mr. Das’ continued employment through the applicable vesting date.

Prior to 2021, Messrs. Sahai, Cox and Erickson generally were granted both time-vesting Pre-Conversion Options and performance-vesting Pre-Conversion Options, representing 40% and 60% of the total number of options, respectively. The time-vesting Pre-Conversion options generally vested in equal 20% installments on each of the first five anniversaries of the grant date, such that all of the time-vesting Pre-Conversion Options would have been fully vested as of the fifth anniversary of the grant date, and the performance-vesting Pre-Conversion Options vested in equal 20% installments at the end of each of the first five fiscal years after the grant date, based on the achievement of performance objectives set by CWAN Holdings, LLC, in each case subject to each of the named executive officers’ continued employment through the applicable vesting date. Performance-vesting Pre-Conversion Options would partially vest based on partial achievement of performance objectives set by CWAN Holdings, LLC, as determined by the board of CWAN Holdings, LLC. To the extent that any performance-vesting Pre-Conversion Options did not vest based on the achievement of the applicable performance goals for the applicable fiscal year, then, unless otherwise determined by the board of CWAN Holdings, LLC, the performance-vesting options could remain outstanding and eligible to vest based on the achievement of the performance goals for subsequent fiscal year(s).

In connection with the IPO, the board of CWAN Holdings, LLC approved the following changes to the terms and conditions of our named executive officers’ (and our other employees’) Pre-Conversion Options: (i) removal of the restrictions on the exercisability of the vested options, and (ii) removal of the performance-vesting criteria such that all unvested options currently outstanding will vest as if they are time- vesting options.

Restricted Stock Units

In March 2022, we granted Mr. Das an award of RSUs of Clearwater under the 2021 Plan. We granted 75,000 RSUs, which consist of 50% time-vesting RSUs and 50% performance-vesting RSUs. The time-vesting RSUs generally vest in 25% installments on each of the first four anniversaries of March 18, 2022, in each case, subject to continued employment through the applicable vesting date. The performance-vesting RSUs will vest in 33.33% installments on each of the first three anniversaries of January 1, 2022, based on the achievement of our annual revenue growth rate during the applicable year and, in each case, subject to continued employment through the applicable vesting date.

In September 2021, we granted Messrs. Sahai, Cox, and Erickson, an award of RSUs under the 2021 Plan. We granted Messrs. Sahai, Cox, and Erickson 750,890, 425,363, and 251,389, respectively, which consist of 50% time-vesting RSUs and 50% performance-vesting RSUs. The time-vesting RSUs generally vest in 25% installments on each of the first four anniversaries of January 1, 2022, in each case, subject to continued employment through the applicable vesting date. The performance-vesting RSUs will vest in 33.33% installments on each of the first three anniversaries of January 1, 2022, based on the achievement of our annual revenue growth rate during the applicable year and, in each case, subject to continued employment through the applicable vesting date.

During each annual performance-vesting period, 0% of the performance-vesting RSUs will vest if our annual revenue growth is less than 18%, 80% of the performance-vesting RSUs will vest if our annual revenue growth is at least 18% and less than 20%, 100% of the performance-vesting RSUs will vest if our annual revenue growth is at least 20% and less than 23%, and 110% of the performance-vesting RSUs will vest if our annual revenue growth is at least 23%. In addition, our named executive officers will be eligible to receive an annual grant of RSUs beginning with the 2022 fiscal year.

(d) Other Benefits

We currently provide broad-based welfare benefits that are available to all of our employees, including our named executive officers, and include health, dental, life, vision and short- and long-term disability insurance.

In addition, we maintain, and the named executive officers, participate in, a 401(k) plan, which is intended to be qualified under Section 401(a) of the Code, which provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis, and we match 4% of an employee’s contributions up to $285,000 of the employee’s eligible earnings. Employees’ contributions and our matching contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2022, using the closing stock price on such date of $18.75.

	Option Awards					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexcercisable(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Sandeep Sahai	11/2/2017	108,175	—	4.00	11/14/2027	—	—	—	—
	11/28/2018	2,149,238	416,250	4.40	11/28/2028	—	—	—	—
	1/21/2020	360,017	311,160	4.40	1/21/2030	—	—	—	—
	3/8/2021	646,875	703,125	12.40	3/8/2031	—	—	—	—
	9/24/2021	—	—	—	—	375,445	7,039,594	—	—
	9/24/2021	—	—	—	—	—	—	375,445	7,039,594
Jim Cox	5/20/2019	592,550	352,500	4.40	5/20/2029	—	—	—	—
	1/21/2020	111,628	96,481	4.40	1/21/2030	—	—	—	—
	3/8/2021	209,635	227,865	12.40	3/8/2031	—	—	—	—
	9/24/2021	—	—	—	—	212,682	3,987,788	—	—
	9/24/2021	—	—	—	—	—	—	212,681	3,987,769
Scott Erickson	11/2/2017	259,620	—	4.00	11/2/2027	—	—	—	—
	4/10/2018	58,088	11,250	4.00	4/10/2028	—	—	—	—
	1/1/2019	27,606	14,688	4.40	1/1/2029	—	—	—	—
	1/21/2020	54,446	49,173	4.40	1/21/2030	—	—	—	—
	3/8/2021	209,635	227,865	12.40	3/8/2031	—	—	—	—
	9/24/2021	—	—	—	—	125,694	2,356,763	—	—
	9/24/2021	—	—	—	—	—	—	125,964	2,361,825
Souvik Das	8/2/2021	166,667	333,333	17.84	8/2/2031	—	—	—	—
	9/24/2021	—	—	—	—	18,750	351,563	—	—
	9/24/2021	—	—	—	—	—	—	18,750	351,563
	3/18/2022	—	—	—	—	37,500	703,125	—	—
	3/18/2022	—	—	—	—	—	—	37,500	703,125

(1)

Option awards in this column are all subject to time-vesting conditions, and 25% of the options awarded are eligible to vest on the first anniversary of the grant date, and 75% are subsequently eligible to vest on a monthly basis over the remaining three-year period of employment.

(2)	The stock awards in this column consist of RSUs that will vest in equal annual installments on each of the first four anniversaries of January 1, 2022.

(3)

The amounts reflected in this column reflect the market value of unvested RSUs, determined by multiplying the number of such awards by the market price of our common stock at the close of the last trading day of fiscal year 2022, which was $18.75 per share.

(4)

The stock awards listed in this column consist of RSUs that are subject to certain performance-based vesting requirements based on annual revenue growth rate, and vest in equal annual installments on each of the first three anniversaries of January 1, 2022. Pursuant to SEC rules, the amount reflected in the table represents the number of shares payable determined based on achievement at 100%.

Employment Agreements

We are party to employment agreements with Messrs. Sahai, Cox, Erickson and Das, which provide for at-will employment, subject to the severance entitlements described below, and set forth each named executive officer’s initial annual base salary and target annual bonus opportunity (with the rate of each for Fiscal 2022 set forth above), among other terms and conditions.

The employment agreements provide that, upon termination of a named executive officer’s employment by us for any reason other than for “cause,” or by the named executive officer for “good reason,” each as defined therein and summarized below, subject to the named executive officer’s execution, delivery and non-revocation of a general release of all claims in favor of the Company, the named executive officer is entitled to severance.

For Mr. Sahai, severance consists of (i) 12 months of continued base salary payments and (ii) target annual bonus for the year of termination, based on our achievement of target bonus performance measurement for the year of termination and payable at the time that annual bonuses for the applicable fiscal year are paid generally. In addition, upon termination of employment (other than for “cause”), Mr. Sahai’s vested options remain outstanding until the earlier of (i) a Change in Control (as defined in the 2017 Equity Incentive Plan) transaction, upon which the vested options are canceled in exchange for cash consideration or (ii) the expiration of the term. Mr. Sahai’s employment agreement also provides that upon a transaction that consists of a final sale of the Company or a substantial sale of our equity or assets, the Company may, at our discretion, grant a transaction bonus to Mr. Sahai.

For Mr. Cox and Mr. Erickson severance consists of six months of continued base salary payments. For Mr. Das severance consists of three months of continued base salary payments.

Under Mr. Sahai’s employment agreement, “cause” generally means: (i) material breach by Mr. Sahai of any term of the employment agreement, or the Company’s policies, his fiduciary duties to the Company, Clearwater Analytics, LLC or any of their affiliates, or of any law, statute, or regulation, (ii) misconduct which is materially injurious to the Company, Clearwater Analytics, LLC or any of their affiliates, either monetarily or otherwise, or which impairs his ability to effectively perform his duties or responsibilities, (iii) personal conduct which materially impairs his ability to perform his duties or manage subordinate employees, including but not limited to the abuse of alcohol or controlled substances, sexual harassment and discrimination, (iv) habitual or repeated neglect of his duties or responsibilities, (v) failure to comply with any valid and legal directive of the Board of Directors, which failure has a material impact on the Company, (vi) appropriation of (or attempted appropriation of) a business opportunity of the Company, Clearwater Analytics, LLC, or their affiliates, including attempting to secure or securing any personal profit in connection with an transaction by the Company or its affiliates, (vii) commission or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to any felony or a crime, which in the Company’s reasonable judgment, involves moral turpitude, (viii) willful unauthorized disclosure (or attempted disclosure) of confidential information, (ix) intentional injury of another employee or any person in the course of performing services for the Company or (x) any conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor or breach of any fiduciary duty to the Company, Clearwater Analytics, LLC or any of their affiliates. With respect to clauses (i) through (iii), if capable of cure, Mr. Sahai must be given a reasonable opportunity to comply with such policy or cure his failure or misconduct to the satisfaction of the Board of Directors within the reasonable time prescribed by the Board of Directors to cure such failure or misconduct as set forth in a written notice of such breach from Board of Directors.

Under Mr. Cox’s, Mr. Erickson’s and Mr. Das’s employment agreements, “cause” generally means the named executive officer’s: (i) material breach of any term of the employment agreement, or the Company’s policies, his fiduciary duties to the Company, Clearwater Analytics, LLC or any of their affiliates, or of any law, statute or regulation, (ii) misconduct which is injurious to the Company, Clearwater Analytics, LLC or any of their affiliates, either monetarily or otherwise, or which impairs his ability to effectively perform his duties or responsibilities, (iii) personal conduct which reflects poorly on the Company, Clearwater Analytics, LLC or named executive officer, or which impairs his ability to perform his duties or manage subordinate employees, including but not limited to the abuse of alcohol or controlled substances, sexual harassment and discrimination, (iv) habitual or repeated neglect of his duties or responsibilities, (v) failure to comply with any valid and legal directive of the Company or the chief executive officer of the Company, (vi) appropriation of (or attempted appropriation of) a business opportunity of the Company, Clearwater Analytics, LLC or their affiliates, including attempting to secure or securing any personal profit in connection with any transaction by the Company or its affiliates, (vii) commission or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to any felony or a crime, which in the Company’s reasonable judgment, involve moral turpitude, (viii) willful unauthorized disclosure (or attempted disclosure) of confidential information, (ix) intentional injury of another employee or any person in the course of performing services for the Company or (x) any conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor or breach of any fiduciary duty to the Company, Clearwater Analytics, LLC or any of their affiliates. With respect to clauses (i) through (iii), if capable of cure, the named executive officer must be given a reasonable opportunity to comply with such policy or cure his failure or misconduct to the satisfaction of the Company within the reasonable time prescribed by the Company to cure such failure or misconduct as set forth in a written notice of such breach from the Company.

Under Mr. Sahai’s employment agreement, “good reason” generally means the occurrence of any of the following: (i) a reduction, without Mr. Sahai’s consent, of his base salary or target annual bonus opportunity, unless the reduction is generally applicable to substantially all senior executives of the Company, (ii) a relocation of Mr. Sahai’s principal place of employment by more than 50 miles, (iii) material breach of the employment agreement by the Company or (iv) a substantial diminution in Mr. Sahai’s authority or duties that is materially inconsistent with his position of Chief Executive Officer without his consent.

Under Mr. Cox’s, Mr. Erickson’s and Mr. Das’s employment agreements, “good reason” generally means the occurrence of any of the following: (i) a material reduction, without the named executive officer’s consent, of his base salary or target annual bonus opportunity, unless the reduction is generally applicable to substantially all senior employees of the Company, (ii) a material breach of the employment agreement by the Company or (iii) a substantial diminution in the named executive officer’s authority or duties that is materially inconsistent with his position without his consent.

Each named executive officer is subject to non-competition during employment and for 12 months (18 months with respect to the non-solicitation and non-hire covenants for Mr. Erickson, Mr. Cox and Mr. Das) thereafter, as well as perpetual confidentiality, assignment of inventions covenants and mutual non-disparagement covenants.

Equity Awards

Each named executive officer’s employment agreement provided that upon a Change in Control (as defined in the 2017 Equity Incentive Plan), the named executive officer’s then unvested options will be eligible to performance-vest as follows: (i) if an affiliate of Welsh Carson’s expected internal rate of return from the Change in Control transaction (including any rollover shares) is at least 20%, then 50% of the then unvested options will vest immediately prior to the Change in Control transaction; (ii) if an affiliate of Welsh Carson’s expected internal rate of return is at least 28%, then 100% of the then unvested options will vest immediately prior to the Change in Control transaction; and (iii) if an affiliate of Welsh Carson’s expected internal rate of return from the Change in Control transaction is between 20% and 28%, then unvested options will vest on a pro-rated basis immediately prior to the Change in Control.

In connection with the IPO, the board of CWAN Holdings, LLC amended the above-described option acceleration terms of the named executive officers (and other executive officers) to provide for accelerated vesting of any then unvested options outstanding at the time of the consummation of the IPO to the earlier of a Change in Control or the date that WCAS and its affiliates own less than 5% of the common stock of Clearwater.

In the event the equity awards issued following the consummation of the IPO that are held by our named executive officers are assumed or substituted in connection with a “change in control” (as defined in the 2021 Plan), such awards will not accelerate by reason of the change in control unless the named executive officer also experiences an involuntary termination as a result of the change in control. The awards held by a named executive officer who experiences an involuntary termination as a result of a change in control will immediately vest as of the date of such termination.

A named executive officer will be deemed to experience an involuntary termination as a result of a change in control if the named executive officer experiences a termination by the Company other than for “ cause” (as defined in the 2021 Plan) or, if applicable, for “good reason” (as defined in the 2021 Plan), or otherwise experiences a termination under circumstances which entitle the named executive officer to mandatory severance payment(s) pursuant to applicable law, at any time beginning on the date of the change in control up to and including the second anniversary of the change in control.

TRA Bonus Agreements

As described in the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” in connection with the IPO we have entered into a Tax Receivable Agreement with certain of the Continuing Equity Owners and the Blocker Shareholders. In addition, in connection with the IPO we entered into TRA Bonus Agreements substantially concurrently with or prior to the consummation of this offering, pursuant to which certain executive officers, including Messrs. Sahai, Cox and Erickson, will, subject to the terms and conditions of his or her TRA Bonus Agreement, be eligible to receive a cash bonus payment (the “TRA Bonus”). The Tax Receivable Agreement provides for the payment by us to certain of the Continuing Equity Owners and the Blocker Shareholders, collectively, of 85% (less payments under the TRA Bonus Agreements) of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) Clearwater Analytics Holdings, Inc.’s allocable share of the Blocker Entities’ share of existing tax basis acquired in connection with the Transactions and certain tax attributes of the Blocker Entities, such as net operating losses, to which Clearwater Analytics Holdings, Inc. will be the successor as a result of the Transactions, (ii) certain increases in the tax basis of assets of CWAN Holdings, LLC and its subsidiaries resulting from purchases or exchanges of LLC Interests, (iii) payments made under TRA Bonus Agreements and (iv) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to certain payments that we make under the Tax Receivable Agreement (collectively, the “Tax Attributes”). We expect to benefit from the remaining 15% (taking into account amounts paid pursuant to the TRA Bonus Agreements) of the tax benefits, if any, that we may actually realize. Pursuant to the terms of the TRA Bonus Agreements, when the Continuing Equity Owners and the Blocker Shareholders are paid pursuant to the Tax Receivable Agreement (including in the event of a change of control (as defined in the TRA Bonus Agreements)), the TRA Bonus recipients, including our named executive officers, will be eligible to receive an amount up to 4.6% in the aggregate of the payments that would have been made to certain of the Continuing Equity Owners and Blocker Shareholders under the Tax Receivable Agreement but for the amounts payable under the TRA Bonus Agreements (the “TRA Bonus Pool”), subject to each TRA Bonus recipient’s continued employment through the applicable payment date. Upon a termination of employment of the TRA Bonus recipients, including our named executive officers (i) by the Company without cause, (ii) by the TRA Bonus recipient for good reason or (iii) due to the TRA Bonus recipient’s death or disability (each as defined in the TRA Bonus Agreements) that occurs during the six month period prior to a change in control, the TRA Bonus recipient, including our named executive officers, will be eligible to receive his or her share of the TRA Bonus.

Director Compensation

Pursuant to guidelines adopted by the Board in September 2022, and consistent with prior Board compensation practice, each of Jacques Aigrain, Kathleen A. Corbet, Lisa Jones and Jaswinder Pal Singh, are eligible to receive an annualized cash retainer equal to $40,000 per calendar year for serving on the Board. In addition, Mr. Aigrain and Ms. Jones are each eligible to receive an annualized cash retainer equal to $10,000 for serving on the Audit Committee, and Ms. Corbet is eligible to receive an annualized cash retainer equal to $20,000 for serving as the chairperson of the Audit Committee.

In March 2022, Mr. Aigrain and Ms. Corbet each received 21,143 and 22,573 options, respectively, to purchase Class B Common Units. In September 2022, Ms. Jones and Dr. Singh received 9,423 and 10,993 RSUs respectively.

Pursuant to guidelines adopted in September 2022, each director not affiliated with a Principal Equity Owner will be eligible to receive an annual RSU grant equal to $200,000 divided by the 10 trading-day average closing share price leading up to the date of grant. Grants will be made annually on the date of the annual stockholder meeting and will vest at the next annual general stockholder meeting. Consistent with such policy and to cover the period from March 2023 to June 2023, in March 2023, upon the vesting of their options issued in March 2022, Mr. Aigrain and Ms. Corbet received RSUs calculated as set forth above, pro-rated for the period from March 2023 to June 2023, at which time Mr. Aigrain and Ms. Corbet, along with Ms. Jones and Dr. Singh, will receive RSU grants at our 2023 Annual Meeting that will vest at our 2024 Annual Meeting.

All of our directors will also continue to be reimbursed for their reasonable out-of-pocket expenses related to their Board service. Our former director, Mr. Ryu, ceased to serve as a member of our Board on June 2, 2022. Thereafter, Mr. Ryu began to serve as a senior advisor to the Company pursuant to an Advisory Services Agreement, dated April 16, 2022, by and between the Company and Mr. Ryu, pursuant to which Mr. Ryu has been serving as a senior advisor to the Company with respect to our go-to-market strategy in the insurance sector since our 2022 annual meeting of stockholders, and will continue to do so until December 2023. In consideration for Mr. Ryu’s service as a senior advisor, the options held by Mr. Ryu to purchase our Class A shares were amended to provide for a half-yearly vesting period following the next annual vesting period of his options.

The following table presents the total compensation for each person who served as a member of our Board during Fiscal 2022. Messrs. Lee, Davis, DeNicola, Hooper, Young and Mackesy are affiliated with Principal Equity Owners and did not receive any compensation for their service on the Board.

Name	Fees Earned or Paid Cash ($)(1)	Option Awards ($)(2)(3)	Stock Awards ($)(3)(4)	Total ($)
Jacques Aigrain	50,000	169,476	—	219,476
Kathleen A. Corbet	60,000	171,120	—	231,120
Lisa Jones	13,995	—	148,601	162,596
Jaswinder Pal Singh	13,043	—	173,360	186,403
Marcus Ryu(5)	16,923	—	—	16,923
Eric Lee	—	—	—	—
Cary Davis	—	—	—	—
Anthony J. DeNicola	—	—	—	—
Christopher Hooper	—	—	—	—
D. Scott Mackesy	—	—	—	—
Andrew Young	—	—	—	—

(1)	Amounts in this column reflect the cash compensation earned by directors in Fiscal 2022.

(2)

Amounts reported in this column reflect the aggregate grant date fair value of option grants, computed in accordance with FASB ASC Topic 718, made to our directors in Fiscal 2022. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in the 2022 Annual Report.

(3)	The aggregate number of options outstanding and aggregate number of stock awards outstanding held by our non-employee directors as of December 31, 2022, are set forth in the table below.

Name	Number of Option Awards Outstanding	Number of Stock Awards Outstanding
Jacques Aigrain	69,800	—
Kathleen A. Corbet	70,960	—
Lisa Jones	—	9,423
Jaswinder Pal Singh	—	10,993
Marcus Ryu	174,395	—

(4)	Amounts reported in this column reflect the aggregate grant date fair value of RSUs, computed in accordance with FASB ASC Topic 718, made to our directors in Fiscal 2022.
(5)	Effective as of June 2022, Mr. Ryu ceased to serve as a member of our Board of Directors and began serving as a senior advisor to our Company.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1):
2021 Omnibus Incentive Plan	27,282,118	(2)	$8.47	25,961,402	(4)
2021 Employee Stock Purchase Plan	—		N/A	3,123,260	(5)
Total	27,282,118			29,084,662

(1)	We have two equity compensation plans that have been approved by our stockholders: the 2021 Omnibus Incentive Plan and the 2021 Employee Stock Purchase Plan (the “ESPP”).
(2)	Consists of 17,754,770 shares of Class A common stock issuable upon the exercise of stock options, and 9,527,348 shares of our Class A common stock issuable upon the settlement of RSUs.
(3)	The weighted average exercise price relates only to stock options.
(4)

Consists of shares of our Class A common stock available for future stock-based awards under our 2021 Omnibus Incentive Plan which may include the grant of stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards and performance awards. The number of shares remaining available will be increased on the first day of each fiscal year during the term of the 2021 Plan commencing with the 2022 fiscal year by 5% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or a lessor amount determined by the Board.

(5)

The number of shares remaining available under the 2021 ESPP increased on the first day of each calendar year beginning in the 2022 fiscal year and ending in and including the 2031 fiscal year, by an amount equal to the lessor of (i) 1.0% of the shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as identified by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and Class D common stock as of April 24, 2023 with respect to:

•	each person known by us to beneficially own 5% of any class of our outstanding shares;

•	each member of and nominee to our Board of Directors and each named executive officer; and

•	the members of our Board of Directors and our executive officers as a group.

The percentage of beneficial ownership of shares of our Class A common stock, our Class B common stock, our Class C common stock and Class D common stock is based on 77,418,664 shares of Class A common stock, 119,957,656 shares of Class D common stock and 241,344,257 LLC Interests (together with the corresponding shares of Class B common stock or Class C common stock, as the case may be), in each case outstanding as of April 24, 2023. The shares of Class B common stock have no economic rights, but each share entitles the holder to one vote on all matters on which stockholders of the Company are entitled to vote generally. The shares of Class C common stock have no economic rights, but each share entitles the holder to ten votes on all matters on which stockholders of the Company are entitled to vote generally (dropping to one vote upon the automatic conversion of the shares of Class C common stock to Class B common stock upon the earlier of Welsh Carson owning less than 5% of the common stock or seven years from the IPO). The shares of Class D common stock have the same economic rights as shares of Class A common stock, but each share entitles the holder to ten votes on all matters on which stockholders of the Company are entitled to vote generally (dropping to one vote upon the automatic conversion of the shares of Class D common stock to Class A common stock upon the earlier of Welsh Carson owning less than 5% of the common stock or seven years from the IPO).

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws.

Except as otherwise noted below, the address of each beneficial owner listed in the table below is c/o Clearwater Analytics Holdings, Inc., 777 W. Main Street, Suite 900, Boise, Idaho 83702.

Named of Beneficial Owner	Class A of Common Stock Beneficially Owned(1)(2)	Class D of Common Stock Beneficially Owned(1)(3)	Combined Voting Power(4)
5% Stockholders
Entities affiliated with Welsh Carson(5)	—	96,065,690	56.4%
Entities affiliated with Permira(6)	—	33,222,826	19.5%
Entities affiliated with Warburg Pincus(7)	—	33,222,826	19.5%
Entities affiliated with Durable(8)	8,826,623	—	*
Kayne Anderson Rudnick Investment Management LLC(9)	5,721,076	—	*
Wasatch Advisors, Inc.(10)	5,317,971	—	*
Alger Associates, Inc.(11)	4,582,822	—	*
JPMORGAN CHASE & CO.(12)	4,468,384	—	*
Conestoga Capital Advisors LLC(13)	3,801,095	—	*
Entities affiliated with Dragoneer(14)	3,333,174	—	*
BAMCO Inc.(15)	3,295,719	—	*
Named Executive Officers, Directors and Director Nominees:
Sandeep Sahai(16)	2,979,918	—	*
Jim Cox(17)	873,319	—	*
Souvik Das(18)	251,992	—	*
Scott Erickson(19)	544,133	—	*
Eric Lee	—	—	—
Jacques Aigrain(20)	73,927	—	*
Kathleen A. Corbet(21)	72,118	—	*
Cary Davis	—	—	—
Christopher Hooper	—	—	—
Lisa Jones	—	—	—
D. Scott Mackesy	—	—	—
Jaswinder Pal Singh	—	—	—
Andrew Young	—	—	—
All executive officers and directors as a group (14 individuals)	5,058,048	—	*

*	Represents less than 1.0% of outstanding shares or voting power, as applicable.
(1)

Each holder of Class C common stock and Class D common stock is entitled to ten votes per share and each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class B common stock and Class C common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock and Class D common stock.

(2)

The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all LLC Interests (together with the corresponding shares of Class B common stock) held by such Other Continuing Equity Owners have been exchanged for shares of Class A common stock.

(3)

The numbers of shares of Class D common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all LLC Interests (together with the corresponding shares of Class C common stock) held by all Principal Equity Owners have been exchanged for shares of Class D common stock.

(4)

Percentage of voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock voting together as a single class (subject to class-specific weightings) and as calculated on a fully diluted basis.

(5)	Includes 16,128,491 shares of Class C Common Stock directly held by WCAS XII Carbon Analytics Acquisition, L.P., 24,572,711 shares of Class C Common Stock directly held by WCAS XIII Carbon

Analytics Acquisition, L.P., 1,614,949 shares of Class C Common Stock directly held by WCAS GP CW LLC, 11,492,043 shares of Class D Common Stock directly held by Welsh, Carson, Anderson & Stowe XII, L.P., 4,962,735 shares of Class D Common Stock directly held by Welsh, Carson, Anderson & Stowe XII Delaware, L.P., 720,175 shares of Class D Common Stock directly held by Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., 4,991,414 shares of Class D Common Stock directly held by Welsh, Carson, Anderson & Stowe XII Cayman, L.P., 11,171,342 shares of Class D Common Stock directly held by WCAS XII Carbon Investors, L.P. and 19,838,373 shares of Class D Common Stock directly held by WCAS XIII Carbon Investors, L.P. (together, the “WCAS Entities”).

Additionally, (i) WCAS XII Associates LLC directly holds (a) 237,253 shares of Class C Common Stock and (b) 183,805 shares of Class D Common Stock and (ii) WCAS XII Associates Cayman, L.P. directly holds (a) 282 shares of Class C Common Stock and (b) 152,117 shares of Class D Common Stock. The general partner of Welsh, Carson, Anderson & Stowe XII Delaware, L.P. and Welsh, Carson, Anderson & Stowe XII Cayman, L.P. is WCAS XII Associates Cayman, L.P. The general partner of WCAS XII Carbon Analytics Acquisition, L.P., Welsh, Carson, Anderson & Stowe XII, L.P., WCAS XII Associates Cayman, L.P. and Welsh, Carson, Anderson & Stowe XII Delaware II, L.P. is WCAS XII Associates LLC. The general partner of WCAS XIII Carbon Analytics Acquisition, L.P. and the managing member of WCAS GP CW LLC is WCAS XIII Associates LLC. Investment and voting decisions with respect to the shares held by the WCAS Entities are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares. The address of the foregoing persons is c/o Welsh, Carson, Anderson & Stowe, 599 Lexington Avenue, 18th Floor, New York, New York 10022. The foregoing information is based solely on a Form 4s filed by the WCAS Entities,WCAS XII Associates LLC and WCAS XII Associates Cayman, L.P. with the SEC on March 31, 2023.

(6)

Includes 33,222,826 shares of Class D common stock held by Galibier Purchaser, LLC. Galibier Holdings, LP is the sole member of Galibier Purchaser, LLC. Galibier Holdings GP, LLC, is the general partner of Galibier Holdings, LP. Gali SCSp is the sole member of Galibier Holdings GP, LLC. Permira VII GP S.a r.l. is the general Partner of Gali SCSp. The address for each of Galibier Purchaser, LLC; Galibier Holdings, LP; and Galibier Holdings GP, LLC is 320 Park Avenue, 28th Floor, New York, New York 10022, USA. The address for each of Gali SCSp and Permira VII GP S.a r.l. is 488, route de Longwy, Luxembourg. The foregoing information is based solely on a Schedule 13G filed by the foregoing entities with the SEC on February 14, 2023.

(7)

Includes 33,222,826 shares of Class D common stock held by WP CA Holdco, L.P. (“WP Holdco”). The general partner of WP Holdco is WP CA Holdco GP, LLC (“WP Holdco GP”). The managing members of WP Holdco GP are Warburg Pincus (Callisto) Global Growth (Cayman), L.P. (“WP Callisto”) and Warburg Pincus Financial Sector (Cayman), L.P. (“WP FS” and together with WP Callisto, the “Holdco GP Managers”). Warburg Pincus LLC (“WP LLC”) is the manager of the Holdco GP Managers. Warburg Pincus (Cayman) Global Growth GP, L.P. (“WP GG Cayman GP”) is the general partner of WP Callisto. Warburg Pincus (Cayman) Financial Sector GP, L.P. (“WP FS Cayman GP”) is the general partner of WP FS. Warburg Pincus (Cayman) Global Growth GP LLC (“WP GG Cayman GP LLC”) is the general partner of WP GG Cayman GP. Warburg Pincus (Cayman) Financial Sector GP LLC (“WP FS Cayman GP LLC”) is the general partner of WP FS Cayman GP. Warburg Pincus Partners II (Cayman), L.P. (“WPP II Cayman”) is the managing member of each of WP GG Cayman GP LLC and WP FS Cayman GP LLC. Warburg Pincus Partners II Holdings (Cayman), L.P. (“WPP II Holdings Cayman”) is a limited partner of WPP II Cayman. WPP II Administrative (Cayman), LLC (“WPP II Administrative”) is the general partner of WPP II Holdings Cayman. Warburg Pincus (Bermuda) Private Equity GP Ltd. is the general partner of WPP II Cayman and the managing member of WPP II Administrative. Investment and voting decisions with respect to the issuer’s shares held by WP Holdco are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the Issuer’s shares. The address of the foregoing persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017. The foregoing information is based solely on a Schedule 13G filed by Warburg Pincus LLC with the SEC on February 14, 2022.

(8)

Durable Capital Master Fund LP (“Durable Fund”) directly holds 8,826,623 shares of Class A common stock. Durable Capital Partners LP (“Durable Capital Partners”), as the investment adviser to Durable Fund, has sole power to direct the vote and disposition of such shares. Durable Capital Partners GP LLC (“Durable GP”) is the general partner of Durable Capital Partners, and Henry Ellenbogen is the chief investment officer of Durable Capital Partners and the managing member of Durable GP. The address of the principal business office of Durable Capital Partners is 4747 Bethesda Avenue, Suite 1002, Bethesda, Maryland 20814. The foregoing information is based solely on a Schedule 13G filed by Durable Capital Partners with the SEC on February 10, 2023.

(9)

Represents shares beneficially owned by Kayne Anderson Rudnick Investment Management LLC, 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067. The foregoing information is based solely on a Schedule 13G filed by Kayne Anderson Rudnick Investment Management LLC with the SEC on March 10, 2023.

(10)

Represents shares beneficially owned by Wasatch Advisors, Inc., 505 Wakara Way, Salt Lake City, UT 84108. The foregoing information is based solely on a Schedule 13G filed by Wasatch Advisors, Inc. with the SEC on February 10, 2023.

(11)

Represents shares beneficially owned by Alger Associates, Inc., 100 Pearl Street, 27th Floor, New York, NY 10004. The foregoing information is based solely on a Schedule 13G filed by Wasatch Advisors, Inc. with the SEC on February 14, 2023.

(12)

Represents shares beneficially owned by JPMORGAN CHASE & CO., 383 Madison Avenue, New York, NY 10179. The foregoing information is based solely on a Schedule 13G filed by JPMORGAN CHASE & CO. with the SEC on January 9, 2023.

(13)

Represents shares beneficially owned by Conestoga Capital Advisors LLC, 550 E. Swedesford Rd. Ste 120, Wayne, PA 19087. The foregoing information is based solely on a Schedule 13G filed by Wasatch Advisors, Inc. with the SEC on January 18, 2023.

(14)

Calculated DF Holdings, L.P., a Delaware limited partnership, is the direct holder of 3,333,174 shares of Class A common stock, which excludes 1,220,833 shares of Class A common stock of the issuer issuable upon exchange of 1,220,833 Class A LLC Units of CWAN Holdings, LLC, together with an equivalent number of voting, Class B common stock, par value $0.001 of the issuer. Dragoneer Investment Group, LLC (the “Dragoneer Adviser”) is a registered investment adviser under the Investment Advisers Act of 1940, as amended. As the managing member of Dragoneer Adviser, Cardinal DIG CC, LLC may also be deemed to share voting and dispositive power with respect to the common stock. As general partner of Calculated DF Holdings, L.P., Dragoneer CF GP, LLC, a Cayman limited liability company, may also be deemed to beneficially own the shares of Class A common stock. Marc Stad is the sole member of Cardinal DIG CC, LLC and Dragoneer CF GP, LLC. The address for the foregoing persons is One Letterman Drive, Building D, Suite M500, San Francisco, California 94129. The foregoing information is based solely on a Schedule 13G filed by Marc Stad with the SEC on February 14, 2023.

(15)

Represents shares beneficially owned by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. The address for the foregoing persons is 767 Fifth Avenue, 49th Floor, New York, NY 10153. The foregoing information is based solely on a Schedule 13G filed by BAMCO, Inc. with the SEC on February 14, 2023.

(16)	Includes options to purchase 2,811,141 shares of Class A common stock that are exercisable within 60 days of April 24, 2023, net of shares to be withheld for taxes.
(17)	Includes options to purchase 360,964 shares of Class A common stock that are exercisable within 60 days of April 24, 2023, net of shares to be withheld for taxes.
(18)	Includes options to purchase 229,167 shares of Class A common stock that are exercisable within 60 days of April 24, 2023.
(19)	Includes options to purchase 495,916 shares of Class A common stock that are exercisable within 60 days of April 24, 2023, net of shares to be withheld for taxes.
(20)	Includes options to purchase 48,927 shares of Class A common stock that are exercisable within 60 days of April 24, 2023.
(21)	Includes options to purchase 50,172 shares of Class A common stock that are exercisable within 60 days of April 24, 2023 and 20,161 shares of Class B common stock held by Ms. Corbet.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions to which we are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Executive Compensation.”

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee has primary responsibility for reviewing and approving transactions with related parties. Our Audit Committee charter provides that the Audit Committee shall review and approve in advance any related party transactions.

Our Related Parties policy entered into at the time of the IPO provides that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our Audit Committee, subject to the exceptions described below. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Audit Committee has determined that certain transactions will not require Audit Committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock (on an as-adjusted basis) and all holders of our common stock (on an as-exchanged basis) received the same benefit on a pro rata basis, and transactions available to all employees generally.

Services Agreements with Entities Affiliated with the Principal Equity Owners

We have received professional, consulting and advisory services from WCAS XIII Carbon Analytics Acquisition, L.P. and WCAS Management Corporation, each of which are affiliates of Welsh Carson, and from Warburg Pincus LLC, and from Permira. In the years ended December 31, 2022 and 2021, CWAN Holdings recognized management fees to such affiliates of Welsh Carson, Warburg Pincus LLC, and Permira of approximately $2.5 million and $2.4 million, respectively. During January 2021, CWAN Holdings made payments in relation to management fees of $6 million to Welsh Carson and $1.8 million to each of Warburg Pincus and Permira. These prepaid management fees relate to the four-year period subsequent to the completion of the Recapitalization in November 2020 and are being amortized and recognized as expense over four years. The services agreements pursuant to which such fees have been paid terminated in accordance with their terms upon consummation of our IPO, and no such services will be provided afterward.

LLC Agreement

In connection with the Transactions, Clearwater Analytics Holdings, Inc. and the Continuing Equity Owners entered into the LLC Agreement.

As a result of the Transactions, including the entry into the LLC Agreement, we hold LLC Interests in CWAN Holdings, LLC and are the sole managing member of CWAN Holdings, LLC. Accordingly, we operate and control all of the business and affairs of CWAN Holdings, LLC and, through CWAN Holdings, LLC and its direct and indirect subsidiaries, conduct our business.

As the sole managing member of CWAN Holdings, LLC, Clearwater Analytics Holdings, Inc. has the right to determine when distributions will be made to the holders of LLC Interests and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If Clearwater Analytics Holdings, Inc. authorizes a distribution, such distribution will be made to the holders of LLC Interests, including Clearwater Analytics Holdings, Inc., pro rata in accordance with their respective ownership of CWAN Holdings, LLC.

Upon the consummation of the Transactions, Clearwater Analytics Holdings, Inc. became a holding company and its principal asset is a controlling equity interest in CWAN Holdings, LLC. As such, Clearwater Analytics Holdings, Inc. has no independent means of generating revenue. CWAN Holdings, LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not be subject to U.S. federal income tax. Instead, taxable income is allocated to holders of LLC Interests, including Clearwater Analytics Holdings, Inc. Accordingly, Clearwater Analytics Holdings, Inc. incurs income taxes on its allocable share of any net taxable income of CWAN Holdings, LLC and also may incur expenses related to its operations. The LLC Agreement requires “tax distributions,” as that term is defined in the LLC Agreement, to be made by CWAN Holdings, LLC to its “members,” as that term is defined in the LLC Agreement, unless certain exceptions apply. Tax distributions generally are made quarterly to each member of CWAN Holdings, LLC including us, on a pro rata basis among the holders of LLC Interests based on CWAN Holdings, LLC’s net taxable income and without regard to any applicable basis adjustment under Section 743(b) of the Code, which means that the amount of tax distributions are determined based on the holder of LLC Interests who is allocated the largest amount of taxable income on a per LLC Interest basis and at a tax rate that is determined by us, but is made pro rata based on ownership of LLC Interests. Thus, CWAN Holdings, LLC will be required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes that it would have paid if it were taxed on its net income at the tax rate applicable to a similarly situated corporate taxpayer. The tax rate used to determine tax distributions applies regardless of the actual final tax liability of any such member. Tax distributions are also made only to the extent all distributions from CWAN Holdings, LLC for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. Clearwater Analytics Holdings, Inc. causes CWAN Holdings, LLC to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow Clearwater Analytics Holdings, Inc. to pay its taxes and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreement described below.

The LLC Agreement generally does not permit transfers of LLC Interests by Continuing Equity Owners, except for transfers to Permitted Transferees, transfers pursuant to the redemption right described below and transfers approved in writing by us, as sole managing manager, and other limited exceptions. Permitted Transferees include (a) with respect to any Principal Equity Owner, any of such Principal Equity Owner’s affiliates and (b) with respect to any Other Continuing Equity Owners, any such Other Continuing Equity Owner’s affiliates or, in the case of individuals, members of their immediate family. In the event of a permitted transfer, such Continuing Equity Owner will be required to simultaneously transfer shares of Class B common stock or Class C common stock (as the case may be) to such transferee equal to the number of LLC Interests that were transferred. The LLC Agreement also provides that, as a general matter, a Continuing Equity Owner will not have the right to transfer LLC Interests if Clearwater Analytics Holdings, Inc. determines that such transfer would be prohibited by law or regulation, would violate other agreements with Clearwater Analytics Holdings, Inc. to which such Principal Equity Owner or Continuing Equity Owner, as applicable, may be subject or would cause or increase the possibility for CWAN Holdings, LLC to be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes, as further described in the LLC Agreement.

The LLC Agreement allows holders of LLC Interests to exchange their LLC interests for shares of Class A common stock or, if applicable, shares of Class D common stock, on a one-for-one basis or, at our election, for an amount of cash equal to the fair market value of such shares, as calculated in accordance with the LLC Agreement though we may settle any such exchange in cash only to the extent that we have cash available at least equal to the cash price that was received pursuant to a contemporaneous public offering or private sale.

The Continuing Equity Owners may from time to time (subject to the terms of the LLC Agreement) exercise a right to require redemption of LLC Interests in exchange for cash or, at our election, shares of our Class A or Class D common stock (as the case may be) on a one-for-one basis. We may alternatively acquire such LLC Interests for cash in connection with any exercise of such right. We intend to treat such acquisitions of LLC Interests as direct purchases of LLC Interests from the Continuing Equity Owners for U.S. federal income and other applicable tax purposes. CWAN Holdings, LLC (and each of its subsidiaries classified as a partnership for U.S. federal income tax purposes) intends to have in place an election under Section 754 of the Code effective for each taxable year in which an exchange of LLC Interests for Class A common stock or Class D common stock (as the case may be) or cash occurs. As a result, an exchange of LLC Interests is expected to result in (1) an increase in our proportionate share of the existing tax basis of the assets of CWAN Holdings, LLC and its flow- through subsidiaries and (2) an adjustment in the tax basis of the assets of CWAN Holdings, LLC and its flow- through subsidiaries reflected in that proportionate share (“Basis Adjustments”).

Any increases in our share of the tax basis of the assets of CWAN Holdings, LLC and its flow-through subsidiaries as a result of the purchase of LLC Interests or LLC Interest exchanges will generally have the effect of reducing the amounts that we would otherwise be obligated to pay thereafter to various tax authorities. Such basis increases may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

Each Continuing Equity Owner’s exchange and redemption rights are subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock and Class D common stock (as the case may be) that may be applicable to such Continuing Equity Owner (including a lock-up period of not more than 180 days in connection with any registration of our equity securities) and the absence of any liens or encumbrances on such LLC Interests redeemed. In addition, Continuing Equity Owners cannot exercise exchange or redemption rights during applicable blackout periods if the Company or CWAN Holdings, LLC reasonably determines in good faith that the exchange or redemption would be prohibited by law or regulation or would not be permitted under the Company’s written policies, including its insider trading policy. We may impose additional restrictions on exchanges or redemptions that we determine to be necessary or advisable so that CWAN Holdings, LLC does not risk being treated as a “publicly traded partnership” for U.S. federal income tax purposes.

As a holder exchanges LLC Interests and Class B common stock or Class C common stock for shares of Class A common stock or Class D common stock, respectively, or a redemption transaction is effected, the number of LLC Interests held by Clearwater Analytics Holdings, Inc. is correspondingly increased as it acquires the exchanged LLC Interests or funds the redemption transaction, and a corresponding number of shares of Class B common stock or Class C common stock are canceled.

The LLC Agreement also requires that CWAN Holdings, LLC take actions with respect to its LLC Interests, including issuances, reclassifications, distributions, divisions, or recapitalizations, such that (i) we at all times maintain a ratio of one LLC Interest owned by us, directly or indirectly, for each share of Class A common stock or Class D common stock issued by us, and (ii) CWAN Holdings, LLC at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock or Class D common stock issued by us and the number of LLC Interests owned by us and (b) a one-to-one ratio between the number of shares of Class B common stock and/or Class C common stock owned by the Continuing Equity Owners and the number of LLC Interests owned by the Continuing Equity Owners. As such, in certain circumstances we, as sole managing member, have the authority to take all actions such that, after giving effect to all issuances, transfers, deliveries, or repurchases, the number of outstanding LLC Interests we own equals, on a one-to-one basis, the number of outstanding shares of Class A common stock and Class D common stock.

This summary does not purport to be complete and is qualified in its entirety by the provisions of our form of LLC Agreement, a copy of which was filed as Exhibit 10.6 to the 2022 Annual Report.

Tax Receivable Agreement

We have entered into a Tax Receivable Agreement with the Continuing Equity Owners and the Blocker Shareholders. The Tax Receivable Agreement provides for the payment by us to the Continuing Equity Owners and the Blocker Shareholders, collectively, of 85% (less amounts paid pursuant to the TRA Bonus Agreements) of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the Tax Attributes. The payment obligations under the Tax Receivable Agreement are not conditioned upon any Continuing Equity Owner or Blocker Shareholder maintaining a continued ownership interest in us or CWAN Holdings, LLC and the rights of the Continuing Equity Owners and the Blocker Shareholders under the Tax Receivable Agreement are assignable. We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize. For a description of the terms of the TRA Bonus Agreements, see “Executive and Director Compensation—TRA Bonus Agreements.”

For purposes of the Tax Receivable Agreement, the tax benefit deemed realized by us will generally be computed by comparing our actual cash income tax liability to the amount of such taxes that we would have been required to pay had there been no Tax Attributes; provided that, for purposes of determining the tax benefit with respect to state and local income taxes, we will use simplifying assumptions. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the taxable year that the Tax Receivable Agreement is entered into. There is no maximum term for the Tax Receivable Agreement and the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions, including as to utilization of the Tax Attributes).

The actual Tax Attributes, as well as any amounts paid to the Continuing Equity Owners and the Blocker Shareholders under the Tax Receivable Agreement, will vary depending on a number of factors, including:

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the timing of any future exchanges—for instance, the increase in any tax deductions will vary depending on the fair value of the depreciable or amortizable assets of CWAN Holdings, LLC and its flow-through subsidiaries at the time of each exchange;

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the price of shares of our Class A common stock at the time of any future exchanges—the Basis Adjustments (as defined therein) are directly related to the price of shares of our Class A common stock at the time of future exchanges;

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the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased tax deductions as a result of the Section 754 election mentioned above will not be available to generate payments under the Tax Receivable Agreement;

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the amount, timing and deductibility of payments under TRA Bonus Agreements—under current law, payments under the TRA Bonus Agreements generally would be expected to give rise to compensatory tax deductions unless certain statutory limitations apply. Because these deductions constitute Tax Attributes, the amounts, timing and deductibility of such payments is not known;

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the amount and timing of our income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits from the Tax Attributes as and when those benefits are treated as realized by us under the terms of the Tax Receivable Agreement. If we do not have taxable income in a particular taxable year, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. Nevertheless, any tax benefits with respect to the Tax Attributes that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in future (and possibly previous) taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement; and

•	applicable tax rates—the tax rates in effect at the time a tax benefit is recognized.

The payment obligations under the Tax Receivable Agreement and the TRA Bonus Agreements are obligations of Clearwater Analytics Holdings, Inc. and not of CWAN Holdings, LLC. Any payments made by us under the Tax Receivable Agreement or the TRA Bonus Agreements will generally reduce the amount of overall cash flow that might have otherwise been available to us or to CWAN Holdings, LLC, and to the extent that we are unable to make payments under the Tax Receivable Agreement or the TRA Bonus Agreements for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. We anticipate funding ordinary course payments under the Tax Receivable Agreement and the TRA Bonus Agreements from cash flow from operations of CWAN Holdings, LLC and its subsidiaries, borrowings under our credit facilities and/or available cash.

We expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Assuming no material changes in relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with the Transactions or exchanges of LLC Interests as described above would aggregate to approximately $735 million. Under this scenario, we would be required to pay the other parties to the Tax Receivable Agreement and under the TRA Bonus Agreements approximately 85% of such amount, or $625 million, after giving effect to recent Idaho tax legislation. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the Tax Receivable Agreement payments and the TRA Bonus Agreement payments made by us, will be calculated based in part on the market value of our common stock at the time of each redemption or exchange of an LLC Interest for cash or a share of common stock and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the Tax Receivable Agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that if (1) certain mergers, asset sales, other forms of business combination, or other changes of control were to occur; (2) we materially breach any of our material obligations under the Tax Receivable Agreement; or (3) at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate, and our obligations, or our successor’s obligations, to make payments under the Tax Receivable Agreement and the TRA Bonus Agreements will accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement and, to the extent applicable, that any LLC Interests that have not been exchanged are deemed exchanged for the fair market value of our Class A common stock at the time of termination.

As a result of a change in control, material breach or our election to terminate the Tax Receivable Agreement early, (1) we could be required to make cash payments to the Continuing Equity Owners, the Blocker Shareholders and certain executive officers that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and the TRA Bonus Agreements and (2) we would be required to make an immediate cash payment equal to the anticipated future tax benefits that are the subject of the Tax Receivable Agreement discounted in accordance with the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement and the TRA Bonus Agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. We may not be able to finance our obligations under the Tax Receivable Agreement and the TRA Bonus Agreements.

Payments under the Tax Receivable Agreement and the TRA Bonus Agreements will be based on the tax reporting positions that we determine, which tax reporting positions will be based on the advice of our tax advisors. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or the use of the Tax Attributes, we will not be reimbursed for any cash payments previously made to certain of our

Continuing Equity Owners and Blocker Shareholders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently disallowed, in whole or in part, by the IRS or other applicable taxing authority. For example, if the IRS later asserts that we did not obtain a tax basis increase, among other potential challenges, then we would not be reimbursed for any cash payments previously made to certain of our Continuing Equity Owners and Blocker Shareholders pursuant to the Tax Receivable Agreement with respect to such tax benefits that we had initially claimed. Instead, any excess cash payments made by us pursuant to the Tax Receivable Agreement will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Nevertheless, any tax benefits initially claimed by us with respect to the Tax Attributes may not be disallowed for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Accordingly, there may not be sufficient future cash payments against which to net. The applicable U.S. federal income tax rules are complex, and the IRS or a court may disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement with respect to the Tax Attributes that are substantially greater than our actual cash tax savings therefrom.

Under the Tax Receivable Agreement, we are required to provide to certain Continuing Equity Owners a schedule setting forth the calculation of payments that are due under the Tax Receivable Agreement and the TRA Bonus Agreements with respect to each taxable year in which a payment obligation arises within 120 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made within five business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of the lesser of (i) LIBOR plus 100 basis points and (ii) 6.5% (the “Agreed Rate”) from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at the Agreed Rate until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

This summary does not purport to be complete and is qualified in its entirety by the provisions of our form of Tax Receivable Agreement, a copy of which was filed as Exhibit 10.5 to the 2022 Annual Report.

Registration Rights Agreement

In connection with our IPO, we entered into a second amended and restated registration rights agreement, or the “Registration Rights Agreement,” with certain of the Continuing Equity Owners, including certain members of our management. Subject to certain conditions, the Registration Rights Agreement provides certain of the Continuing Equity Owners with “long-form” demand registrations and “short-form” demand registration rights, as well as shelf registration rights. The Registration Rights Agreement also provides certain of the Continuing Equity Owners with customary “piggyback” registration rights. The Registration Rights Agreement contains provisions that require the parties thereto to coordinate with one another with respect to sales of our common stock and contains certain limitations on the ability of certain of the Continuing Equity Owners and certain members of our management party to the Registration Rights Agreement to offer, sell or otherwise dispose of shares of our common stock. The Registration Rights Agreement provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. This summary does not purport to be complete and is qualified in its entirety by the provisions of our form of Registration Rights Agreement, a copy of which was filed as Exhibit 10.3 to the 2022 Annual Report.

Stockholders’ Agreement

In connection with the IPO, we entered into the Stockholders’ Agreement with the Principal Equity Owners (and their respective permitted transferees thereunder party thereto from time to time). Pursuant to the

Stockholders’ Agreement, for so long as the Company is a “controlled company” under the NYSE standards, the Board of Directors will be comprised of no more than ten directors, and (i) Welsh Carson will have the right to designate five nominees for election to our Board of Directors, of which one must be an “independent director,” as defined under the rules of NYSE and qualify as an independent director for purposes of Rule 10A-3 under the Exchange Act and NYSE rules requiring us to have one independent Audit Committee member upon the listing of our Class A common stock (an “Audit Committee Independent Director”), (ii) Permira will have the right to designate one nominee so long it owns at least 33.3% of the shares of our common stock that it holds immediately following the consummation of this offering (the “Closing Shares”), (iii) Warburg Pincus will have the right to designate one nominee so long as it owns at least 33.3% of its Closing Shares, (iv) Permira and Warburg Pincus will each have the right to designate (by mutual agreement for so long as both have such right and if only one of Warburg Pincus or Permira have such right, the one that has such right) one nominee who would qualify as an Audit Committee Independent Director so long as each owns at least 50% of its Closing Shares, (v) Welsh Carson, Permira and Warburg Pincus will each have the right to designate (by mutual agreement so long as more than one stockholder has such right and if only one of Welsh Carson, Warburg Pincus or Permira have such right, the one that has such right) one nominee who would qualify as an Audit Committee Independent Director so long as, in the case of Permira and Warburg Pincus, it owns at least 33.3% of its Closing Shares and (vi) the Chief Executive Officer of the Company must be nominated as a director. The Principal Equity Owners continue to control a majority of our voting power and, as a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. After giving effect to the multi-class common stock structure in which each share of our Class C common stock and each share of our Class D common stock entitles its holder to ten votes per share on all matters presented to our stockholders generally, we expect that we will remain a “controlled company” for so long as the Principal Equity Owners hold at least approximately 9.1% of the issued and outstanding shares of our common stock.

For so long as the Company is not a “controlled company” under the NYSE standards, pursuant to the Stockholders’ Agreement, the Board of Directors would be comprised of no more than eleven directors, and (i) Welsh Carson will have the right to designate two nominees so long as it owns at least 5% of the outstanding shares of our common stock, (ii) Permira will have the right to designate one nominee so long as it owns at least the greater of 33.3% of its Closing Shares and 5% of the outstanding shares of our common stock, (iii) Warburg Pincus will have the right to designate one nominee so long as it owns at least the greater of 33.3% of its Closing Shares and 5% of the outstanding shares of our common stock and (iv) the Chief Executive Officer of the Company must be nominated as a director.

The Stockholders’ Agreement also provides that (i) so long as Permira beneficially owns at least 50% of its Closing Shares and is otherwise entitled to designate at least one nominee under the Stockholders’ Agreement, one Permira director nominee will be entitled to be on all committees and Permira will be entitled to appoint up to two non-voting observers at Board meetings; (ii) so long as Warburg Pincus beneficially owns at least 50% of its Closing Shares and is otherwise entitled to designate at least one nominee under the Stockholders’ Agreement, one Warburg Pincus director nominee will be entitled to be on all committees and Warburg Pincus will be entitled to appoint up to two non-voting observers at Board meetings; and (iii) the Welsh Carson director nominees will be entitled to be on all committees and, so long as Welsh Carson is otherwise entitled to designate at least one nominee under the Stockholders’ Agreement, Welsh Carson will be entitled to appoint up to two non-voting observers at Board meetings. The committee designation rights are subject to exceptions with respect to any such committee whose function relates solely to arrangements with the relevant Principal Equity Owner and to the extent that such membership would violate applicable securities laws or the NYSE standards.

The Principal Equity Owners have each additionally agreed to take all necessary action, including voting their respective shares of common stock, to cause the election of the directors nominated pursuant to the Stockholders’ Agreement, and will each be entitled to propose the replacement of any of its board nominees whose board service ceases for any reason regardless of each Principal Equity Owner’s beneficial ownership of our common stock at the time of such vacancy. No board member designated in connection with the Stockholders’ Agreement will be required to immediately tender his or her resignation upon the loss of rights by any Principal Equity Owner responsible for his or her designation, and each such director may continue to serve until the end of his or her then current term. The board member designation rights pursuant to the Stockholders’ Agreement will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors.

Under the Stockholders’ Agreement, prior to the Trigger Event, directors nominated by a Principal Equity Owner and serving as a director shall not be removed by the other Principal Equity Owners without cause.

Under the Stockholders’ Agreement, we have agreed, subject to certain exceptions, to indemnify the Principal Equity Owners, and various affiliated persons and indirect equityholders of the Principal Equity Owners from certain losses arising out of any threatened or actual litigation by reason of the fact that the indemnified person is or was a holder of our common stock or, prior to the completion of the Transactions, of equity interests in CWAN Holdings, LLC.

This summary does not purport to be complete and is qualified in its entirety by the provisions of our form of Stockholders’ Agreement, a copy of which was filed as Exhibit 10.4 to the 2022 Annual Report.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we shall indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporate Law. We have also entered into customary indemnification agreements with each of our executive officers and directors that provide them with customary indemnification in connection with their service to us or on our behalf.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our corporate website at https://investors.clearwateranalytics.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this Proxy Statement.

COST OF PROXY SOLICITATION

The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET • Go To: www.proxypush.com/CWAN • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE    Call 1-866-523-4394 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • • Mark, sign and date your Proxy Card
Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/CWAN P.O. BOX 8016, CARY, NC 27512-9903 Clearwater Analytics Holdings, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 24, 2023 TIME: Wednesday, June 21, 2023 1:00 PM, Eastern Time PLACE: Annual Meeting to be held live via Internet—please visit www.proxydocs.com/CWAN for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Sandeep Sahai and Alphonse Valbrune (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Clearwater Analytics Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Clearwater Analytics Holdings, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 PROPOSAL 1. Elect the three nominees identified in the accompanying proxy statement to serve as Class II directors until the 2026 Annual Meeting and until their successors are duly elected and qualified. 1.01 Christopher Hooper 1.02 D. Scott Mackesy 1.03 Sandeep Sahai 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023. YOUR VOTE FOR WITHHOLD BOARD OF DIRECTORS RECOMMENDS You must register to attend the meeting online and/or participate at www.proxydocs.com/CWAN Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date